Exhibit 10.34     Material Contract











                           PURCHASE AND SALE AGREEMENT

                                   dated as of

                                January 19, 1999

                                      among

                            SBC COMMUNICATIONS INC.,

                      COMCAST CELLULAR HOLDINGS CORPORATION

                          COMCAST FINANCIAL CORPORATION

                                       and

                               COMCAST CORPORATION








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                                                                            PAGE

                                TABLE OF CONTENTS

                             ----------------------

                                                                            PAGE

                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.  Definitions....................................................1

                                    ARTICLE 2
                                PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale.............................................12
SECTION 2.02.  Closing.......................................................12
SECTION 2.03.  Initial Purchase Price Adjustment.............................13
SECTION 2.04.  Final Purchase Price Adjustment...............................13

                                    ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF SELLERS AND SELLER GUARANTOR

SECTION 3.01.  Corporate Existence and Power.................................15
SECTION 3.02.  Corporate Authorization.......................................15
SECTION 3.03.  Governmental Authorization....................................16
SECTION 3.04.  Non-Contravention.............................................16
SECTION 3.05.  Capitalization................................................17
SECTION 3.06.  Ownership of Shares...........................................17
SECTION 3.07.  Company; Subsidiaries and Joint Ventures......................18
SECTION 3.08.  SEC Filings; Financial Statements.............................19
SECTION 3.09.  Absence of Certain Changes....................................19
SECTION 3.10.  No Undisclosed Liabilities....................................20
SECTION 3.11.  Intercompany Accounts.........................................21
SECTION 3.12.  Material Contracts............................................21
SECTION 3.13.  Litigation....................................................23
SECTION 3.14.  Compliance with Laws and Court Orders; No Defaults............23
SECTION 3.15.  Real Property.................................................24
SECTION 3.16.  Properties....................................................25
SECTION 3.17.  Insurance.....................................................26
SECTION 3.18.  Intellectual Property.........................................27
SECTION 3.19.  Finders' Fees.................................................27
SECTION 3.20.  Labor Matters.................................................28
SECTION 3.21.  Employee Benefit Plans........................................28
SECTION 3.22.  Environmental Matters.........................................30
SECTION 3.23.  Regulatory Matters............................................31
SECTION 3.24.  Assets of the Excluded Subsidiaries...........................32
SECTION 3.25.  Sufficiency of Transfers......................................32


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                                                                            PAGE

SECTION 3.26.  Year 2000 Compliance..........................................32
SECTION 3.27.  No Other Representations and Warranties.......................32

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 4.01.  Corporate Existence and Power.................................33
SECTION 4.02.  Corporate Authorization.......................................33
SECTION 4.03.  Governmental Authorization....................................33
SECTION 4.04.  Non-Contravention.............................................33
SECTION 4.05.  Litigation....................................................34
SECTION 4.06.  Compliance with Laws and Court Orders; No Defaults............34
SECTION 4.07.  Finders' Fees.................................................34
SECTION 4.08.  Purchase for Investment.......................................35
SECTION 4.09.  No Other Representations and Warranties.......................35

                                    ARTICLE 5
                    COVENANTS OF SELLERS AND SELLER GUARANTOR

SECTION 5.01.  Conduct of the Company........................................35
SECTION 5.02.  Access to Information.........................................37
SECTION 5.03.  Notices of Certain Events.....................................38
SECTION 5.04.  Resignations..................................................39
SECTION 5.05.  Non-competition...............................................39
SECTION 5.06.  Transfer of the Excluded Subsidiaries.........................40
SECTION 5.07.  Intercompany Accounts.........................................40
SECTION 5.08.  Nonsolicitation...............................................41
SECTION 5.09.  Confidentiality...............................................41
SECTION 5.10.  Exchange of Preferred Stock for Common Stock..................42
SECTION 5.11.  Regulatory Compliance.........................................42
SECTION 5.12.  Expenditures..................................................43

                                    ARTICLE 6
                               COVENANTS OF BUYER

SECTION 6.01.  Notices of Certain Events.....................................43
SECTION 6.02.  Confidentiality...............................................44
SECTION 6.03.  Access........................................................44
SECTION 6.04.  Redemption of the Senior Notes................................45
SECTION 6.05.  Cellular Services.............................................45

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                                                                            PAGE

                                    ARTICLE 7
                        COVENANTS OF BUYER, SELLERS AND SELLER GUARANTOR

SECTION 7.01.  Best Efforts..................................................46
SECTION 7.02.  Certain Filings...............................................47
SECTION 7.03.  Public Announcements..........................................48
SECTION 7.04.  Seller Trademarks; Tradenames.................................48
SECTION 7.05.  38 GHz Authorizations.........................................49
SECTION 7.06.  Illinois Properties...........................................49

                                    ARTICLE 8
                                   TAX MATTERS

SECTION 8.01.  Tax Representations...........................................50
SECTION 8.02.  Sellers Tax Covenants.........................................51
SECTION 8.03.  Buyer Tax Covenants...........................................52
SECTION 8.04.  Tax Sharing...................................................54
SECTION 8.05.  Other Tax Matters.............................................54
SECTION 8.06.  Cooperation on Tax Matters....................................54
SECTION 8.07.  Certain Disputes..............................................55
SECTION 8.08.  Sellers Tax Indemnification of Buyer..........................55

                                    ARTICLE 9
                                EMPLOYEE BENEFITS

SECTION 9.01.  Benefits Following the Closing Date...........................58
SECTION 9.02.  Post-Closing Benefit Liabilities..............................59
SECTION 9.03.  Thrift Plan...................................................59
SECTION 9.04.  Retention Payments............................................60
SECTION 9.05.  Pre-closing Bonus Period......................................61
SECTION 9.06.  Cooperation...................................................61
SECTION 9.07.  No Third Party Beneficiaries..................................61

                                   ARTICLE 10
                              CONDITIONS TO CLOSING

SECTION 10.01.  Conditions to Obligations of Buyer and Sellers for
                  Closing....................................................61
SECTION 10.02.  Conditions to Obligation of Buyer for Closing................62
SECTION 10.03.  Conditions to Obligation of Sellers and Seller Guarantor
                  for Closing................................................64

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                                                                            PAGE

                                   ARTICLE 11
                            SURVIVAL; INDEMNIFICATION

SECTION 11.01.  Survival.....................................................65
SECTION 11.02.  Indemnification..............................................65
SECTION 11.03.  Procedures...................................................66
SECTION 11.04.  Calculation of Damages.......................................67
SECTION 11.05.  Assignment of Claims.........................................68
SECTION 11.06.  Exclusivity..................................................68

                                   ARTICLE 12
                                SELLER GUARANTEE

SECTION 12.01.  Seller Guarantor.............................................68
SECTION 12.02.  Guaranty Unconditional.......................................69
SECTION 12.03.  Waivers of the Seller Guarantor..............................69
SECTION 12.04.  Discharge Only upon Performance in Full; Restatement in Certain Circumstances...................................69
SECTION 12.05.  Subrogation..................................................70

                                   ARTICLE 13
                                   TERMINATION

SECTION 13.01.  Grounds for Termination......................................70
SECTION 13.02.  Effect of Termination........................................71

                                   ARTICLE 14
                                  MISCELLANEOUS

SECTION 14.01.  Notices......................................................71
SECTION 14.02.  Amendments and Waivers.......................................72
SECTION 14.03.  Expenses.....................................................73
SECTION 14.04.  Successors and Assigns.......................................73
SECTION 14.05.  Governing Law................................................73
SECTION 14.06.  Jurisdiction.................................................73
SECTION 14.07.  Waiver of Jury Trial.........................................73
SECTION 14.08.  Counterparts; No Third Party Beneficiaries...................73
SECTION 14.09.  Table of Contents: Headings..................................74
SECTION 14.10.  Entire Agreement.............................................74

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                                    SCHEDULES

Schedule 1.1              -- Balance Sheet
Schedule 1.2              -- Base Working Capital Report
Schedule 1.3              -- Performance and Similar Bonds
Schedule 3.04             -- Non-Contravention
Schedule 3.07(a)          -- Subsidiaries
Schedule 3.07(c)          -- Joint Ventures
Schedule 3.07(d)          -- Obligations to Joint Ventures
Schedule 3.09             -- Absence of Certain Changes
Schedule 3.10             -- Liabilities
Schedule 3.11             -- Intercompany Accounts
Schedule 3.12             -- Material Contracts
Schedule 3.12(c)          -- Subscriber Activations
Schedule 3.15(a)          -- Owned Real Property
Schedule 3.15(b)          -- Leased Real Property
Schedule 3.16             -- Liens
Schedule 3.17             -- Insurance
Schedule 3.18             -- Intellectual Property
Schedule 3.21             -- Employee Benefits
Schedule 3.21(f)          -- Employee Benefit Plans
Schedule 3.22             -- Environmental Matters
Schedule 3.23(a)          -- Regulatory Matters
Schedule 4.03             -- Governmental Authorization
Schedule 5.05             -- Non-Competition
Schedule 5.08             -- Nonsolicitation
Schedule 5.12             -- Expenditures
Schedule 7.04             -- Seller Trademarks and Tradenames
Schedule 7.05             -- 38 GHz Authorizations
Schedule 8.01(a)          -- Tax Representations
Schedule 8.01(b)          -- Tax Filing Jurisdictions
Schedule 9.04(a)          -- Retention Payments
Schedule 9.04(b)          -- Salary Allowance Ranges
Schedule 10.01            -- Governmental Required Consents

                           PURCHASE AND SALE AGREEMENT


     AGREEMENT dated as of January 19, 1999 among SBC Communications Inc., a Delaware corporation ("Buyer"), Comcast Cellular Holdings Corporation, a Delaware corporation ("Holdings") and Comcast Financial Corporation, a Delaware corporation ("Comcast Financial") (collectively, "Sellers" and, each individually, a "Seller") and Comcast Corporation, a Pennsylvania corporation ("Seller Guarantor").



                                 W I T N E S S E T H :

     WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all the issued and outstanding shares of capital stock of Comcast Cellular Corporation, a Delaware corporation (the "Company"); and

     WHEREAS, Buyer desires to pay Seller Guarantor, and Seller Guarantor desires to receive payment from Buyer, for Seller Guarantor's agreement not to compete set forth in Section 5.05 hereof.

     NOW, THEREFORE, the parties hereto agree as follows:



                                    ARTICLE 1
                                   DEFINITIONS

     SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     "Administrative Agent" means the Administrative Agent under the Credit Agreement.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any Included Subsidiary shall be considered an Affiliate of either Seller or of Seller Guarantor. For purposes hereof, "control" (and the derivative terms "controlling" and "controlled") shall have the meaning assigned to such terms in Rule 405 promulgated under the Securities Act.

     "Agreed Rate" means the rate of interest announced from time to time by Morgan Guaranty Trust Company of New York as its prime rate in New York City.

     "Bank Debt Amount" means the aggregate principal amount of all loans outstanding under the Credit Agreement as of the Closing Date, together with interest thereon.

     "Base Balance Sheet" means the consolidated balance sheet of the Company and the Included Subsidiaries as of September 30, 1998, attached hereto as
Schedule 1.1 hereto.

     "Base Balance Sheet Date" means September 30, 1998.

     "Base Working Capital Amount" means thirty six million one hundred eighty six thousand U.S. dollars ($36,186,000); provided that if the Illinois Properties are transferred to one or more of Sellers' Affiliates pursuant to
Section 7.06 hereof, the Base Working Capital Amount shall equal thirty five million six hundred nineteen thousand seven hundred and fifty U.S. dollars ($35,619,750).

     "Base Working Capital Report" means the report of the Company Working Capital Amount as of the Base Balance Sheet Date set forth on Schedule 1.2 hereto.

     "Benefit Arrangement" means any employment, severance or similar contract or arrangement or any plan, policy, fund, program or contract or arrangement providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by Sellers, any of their Affiliates or the Company or any of the Included Subsidiaries and (iii) covers any employee or former employee of the Company or any Included Subsidiary.

     "Buyer Group" means, with respect to Federal Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which the Buyer is a member, and with respect to Combined State Taxes, the consolidated, combined or unitary group of which Buyer or any of its Affiliates is a member.

     "Cellular Telephone System" means any business that provides, operates or manages commercial mobile radio service systems, as defined in 47 C.F.R. ss.20.3 and ss.20.9 as in effect on the date hereof ("CMRS"), consisting of cellular radiotelephone service or broadband Personal Communications Services (each as defined in 47 C.F.R. ss.22.99 and ss.24.5 as in effect on the date hereof), but shall exclude any business that provides, resells, operates or manages paging, long distance, wireline telephony or transport services, any fixed wireless services used for purposes other than the provision of CMRS or any non-CMRS services in the Wireless Communications Services (as defined in 47 C.F.R. ss.27.4 as in effect on the date hereof).

     "Closing Date" means the date of the Closing.

     "Closing Date Balance Sheet" means the consolidated balance sheet of the Company and the Included Subsidiaries as of the Closing Date.

     "Closing Long Term Debt" means the Company Long Term Debt as of the Closing Date.

     "Closing Working Capital Amount" means the Company Working Capital Amount as of the Closing Date.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Combined State Tax" means, with respect to each such state or any local taxing jurisdiction and with respect to any Person, any income or franchise Tax payable to any state or local taxing jurisdiction in which such Person or its Subsidiaries file Returns with (i) a member of the Seller Group, if such Person is the Company, and (ii) a member of the Buyer Group, if such Person is Buyer, on a consolidated, combined or unitary basis for purposes of such income or franchise Tax.

     "Common Stock" means the common stock, par value $0.01 share, of the Company.

     "Communications Act" means the Communications Act of 1934, as amended, and any rules and regulations promulgated thereunder.

     "Company Group" means the Company and the Included Subsidiaries, taken as a whole.

     "Company Long Term Debt" means, as of the date in question, without duplication and disregarding any obligations of the Company or any of the Included Companies, on the one hand, to the Company or any other Included Subsidiary, on the other hand, (i) all obligations of the Company and the Included Subsidiaries for borrowed money, including any accrued interest thereon and the current portion thereof (for the avoidance of doubt, the 9 1/2% Senior Notes due 2007 issued pursuant to the Indenture and the Bank Debt Amount and the current portions thereof and any accrued interest thereon are included in the Company Long Term Debt), (ii) all obligations of the Company and the Included Subsidiaries in respect of letters of credit, bankers' acceptances or other similar instruments or reimbursement obligations with respect thereto, (iii) all obligations of the Company and the Included Subsidiaries to pay the deferred purchase price of property (excluding any trade payables in the ordinary course of business), (iv) all obligations of the Company and the Included Subsidiaries under capitalized leases and (v) all obligations of other Persons of the types described in clauses (i) through (iv) above guaranteed by the Company or any Included Subsidiary, except, in each case, any obligations under performance bonds or similar bonds for the benefit of municipalities arising in the ordinary course of business and listed on Schedule 1.3 hereto or any such obligation arising on or after the date hereof in the ordinary course of business consistent with past practices.

     "Company Tax Indemnification Period" means (a) with respect to any Tax described in clause (i) of the definition of "Tax," any Pre-Closing Tax Period of the Company or any Included Subsidiary, (b) with respect to any Tax described in clause (ii) of the definition of "Tax," any Pre-Closing Tax Period and the Tax year of any member of a group described in such clause (ii) that includes (but does not end on) the Closing Date, and (c) with respect to any Tax described in clause (iii) of the definition of "Tax," the survival period of the obligation under the applicable contract or arrangement.

     "Company Tax Sharing Agreements" means all existing Tax sharing agreements or arrangements (whether or not written) binding the Company or its Subsidiaries including the Tax Sharing Agreement among Seller Guarantor and the Company dated as of October 14, 1997 (the "Tax Sharing Agreement") and any agreements or arrangements which afford any other person the benefit of any Tax Asset of the Company or its Subsidiaries, afford the Company or its Subsidiaries the benefit of any Tax Asset of any other person or require or permit the transfer or assignment of income, revenues, receipts, or gains.

     "Company Working Capital Amount" means, as of the date in question, (i) the consolidated current assets (other than deferred taxes (as defined under SFAS
109) and any intercompany balances) of the Company and the Included Subsidiaries, minus (ii) without duplication, all debts, liabilities and obligations of the Company and the Included Subsidiaries (other than (v) all liabilities and obligations arising under Article 9 hereof, (w) all liabilities and obligations related to taxes, (x) all intercompany balances, (y) all minority interests and
(z) the Company Long Term Debt), determined in each case (other than in case of clauses (v) and (z)) in accordance with generally accepted accounting principles consistent with past practice and the principles applied in preparation of the Base Balance Sheet, plus (iii) each Excess Investment Amount, if any, minus (iv) each Shortfall Investment Amount, if any.

     "Credit Agreement" means the Credit Agreement dated as of October 14, 1997 among Comcast Cellular Communications, Inc., a wholly-owned Subsidiary of the Company, the banks listed therein, The Bank of New York, Barclays Bank PLC, The Chase Manhattan Bank, PNC Bank National Association, and The Toronto-Dominion Bank, as Arranging Agents, and Toronto Dominion (Texas), Inc., as Administrative Agent.

     "Employee" means any individual employed by the Company or any Included Subsidiary as of the Closing Date, excluding any Inactive Employees.

     "Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Seller Guarantor, any of its Affiliates, the Company or any Included Subsidiary and (iii) covers any employee or former employee of the Company or any Included Subsidiary.

     "Environmental Laws" means any federal, state or local law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority, in each case as now in effect, relating to the protection of the environment or the effect of Hazardous Substances on human health.

     "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Included Subsidiary.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "Excess Investment Amount" for each Category means the excess, if any, of
(x) the amounts actually expended by the Company and the Included Subsidiaries from the date hereof through the Closing Date in respect of such Category over
(y) 105% of the Required Expenditure Amount for such Category, calculated in each case in accordance with generally accepted accounting principles applied on a basis consistent with those used in the 1999 Expenditures Plan and in accordance with the accounting policies and practices used in the preparation of the 1999 Expenditures Plan. The expenditure of any such excess amount shall have been approved by Buyer in accordance with Section 5.12 hereof.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Excluded Subsidiaries" means (i) Comcast Publishing Holdings Corporation, a Pennsylvania corporation, (ii) Comcast Directory Services, Inc., a Delaware corporation, (iii) Comcast Publishing Holdings Financial Corporation, a Delaware corporation, and (iv) the Illinois Properties, but only if the Illinois Properties are transferred to one or more of Sellers' Affiliates pursuant to
Section 7.06 hereof.

     "FAA" means the Federal Aviation Administration or its successor agency.

     "FCC" means the Federal Communications Commission or its successor agency.

     "FCC License" means any license, authorization, certification or permit issued by the FCC.

     "Federal Tax" means any Tax imposed under Subtitle A of the Code.

     "Final Determination" means (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by Buyer, Sellers or any of their Affiliates, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing

Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

     "Former Employee" means any former employee of the Company or any Included Subsidiary (i) who is not, as of the Closing Date, employed by Sellers or any of their Affiliates, and (ii) whose last employer, among Affiliates of Sellers, was the Company or an Included Subsidiary.

     "Governmental Entity" means any governmental or regulatory authority, court, agency, commission, body or other governmental entity.

     "Hazardous Substances" means any substance, waste, pollutant, contaminant or any toxic, radioactive or hazardous substance, in each case in any concentrations regulated under, defined in, or identified pursuant to, any Environmental Laws.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Illinois Management Contract" means the Agreement dated January 1, 1989, as amended, by and between Aurora/Elgin Cellular Telephone Company, Inc. and Joliet Cellular Telephone Company, Inc. and Cellular One--Chicago, a division of Southwestern Bell Mobile Systems, Inc.

     "Illinois Properties" means (i) all of the capital stock of Aurora/Elgin Cellular Telephone Company, Inc. owned by the Company and the Included Subsidiaries, (ii) all of the capital stock of Joliet Cellular Telephone Company, Inc. owned by the Company and the Included Subsidiaries and (iii) American Cellular Network Corp.'s interest in Kankakee Cellular L.L.C.

     "Inactive Employee" means any individual included on the payroll records of the Company or any Included Subsidiary as an employee of such entity as of the Closing Date, but who is absent from active employment on that date by reason of long- or short-term disability, military service or other approved leave of absence.

     "Included Subsidiary" means any Subsidiary of the Company other than an Excluded Subsidiary.

     "Indenture" means the Indenture dated as of May 8, 1997 by and between the Company and The Bank of New York, as Trustee, respect of the 9 1/2% Senior Notes due 2007.

     "Intellectual Property Right" means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, computer software program and applications, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

     "Knowledge of Sellers," "Sellers' Knowledge" or any other similar knowledge qualification in this Agreement means to the actual knowledge, after due inquiry into the subject matter of the representations and warranties set forth in
Article 3, of (i) the senior officers of Holdings and the Company (including, in any event, David Watson, Anna Hillman, David Juliano, Jeffrey Smith, Karen Heisler and Raymond Dombroski); and (ii) any other senior officers of Seller Guarantor or its Subsidiaries that have managerial authority with respect to the subject matter of the representations and warranties set forth in Article 3.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, properties, assets or results of operations of such Person and its Subsidiaries, taken as whole, except any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby, (ii) changes or conditions affecting the commercial mobile radio services industry generally, including without limitation changes in the regulation thereof, or (iii) changes in economic or political conditions generally.

     "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

     "Organizational Documents" means, with respect to an entity, the certificate of incorporation, articles of incorporation, charter, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement or other similar organizational instrument or document governing such entity.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Post-Closing Tax Period" means any Tax period (or portion thereof) beginning after the close of business on the Closing Date.

     "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

     "Preferred Stock" means Series A Preferred Stock of the Company.

     "Required Expenditure Amount" in respect of any Category means (A) the amount set forth in Schedule 5.12 in the column "Monthly Requirement" in respect of such Category multiplied by (B) the number of days elapsed from the date hereof through the Closing Date divided by 30.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Seller Group" means, with respect to Federal Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Sellers are members, and with respect to Combined State Taxes, the consolidated, combined or unitary group of which Sellers or any of their Affiliates is a member.

     "Shares" means all outstanding shares of Common Stock.

     "Shortfall Investment Amount" for each Category means the excess if any, of
(x) 95% of the Required Expenditure Amount for such Category over (y) the amount actually expended by the Company and the Included Subsidiaries from the date hereof through the Closing Date in respect of such Category, calculated in each case in accordance with generally accepted accounting principles applied on a basis consistent with those used in the 1999 Expenditures Plan and in accordance with the accounting policies and practices used in the preparation of the 1999 Expenditures Plan.

     "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Tax" means, with respect to any Person, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by such Person or its Subsidiaries, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority"), (ii) any liability of such Person or its Subsidiaries for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group with any other corporation at any time on or prior to the Closing Date, if such Person is the Company, and (iii) liability of such Person or its Subsidiaries for the payment of any amounts as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

     "Tax Asset" means, with respect to any Person, any net operating loss, net capital loss, excess credit, or any other similar tax attribute of such Person or its Subsidiaries which could reduce Taxes.

     "Title IV Plan" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

     (b) Each of the following terms is defined in the Section set forth opposite such term:


Term                                                      Section
Applicable Tax Rate ....................                   8.08(c)
Claim ..................................                  11.03(a)
Buyer Post-Retirement Medical Plan .....                   9.01(a)
Buyer Thrift Plan ......................                   9.03(a)
Category ...............................                   5.12
Closing ................................                   2.02
Closing Date Balance Sheet .............                   2.04
Company Intellectual Property Rights ...                   3.18(a)
Company Plans ..........................                   9.02(a)
Company Securities .....................                   3.05(b)(iii)
Company Subsidiary Securities ..........                   3.07(b)
Damages ................................                  11.02
Estimated Closing Long Term Debt .......                   2.03(a)
Estimated Closing Working Capital Amount                   2.03(a)
FAA Rules ..............................                   5.11

Term                                                 Section
FCC Consents .....................                  10.02(g)(i)
FCC Opinion ......................                  10.02(g)
FCC Rules ........................                   5.11
Final Purchase Price .............                   2.04(e)
Indemnified Party ................                  11.03(a)
Indemnifying Party ...............                  11.03(a)
Independent Accountants ..........                   2.04(d)
Initial Purchase Price Adjustment                    2.03(b)
Joint Venture Affiliate ..........                   3.07(c)(i)
Licenses .........................                   3.23(a)
Loss .............................                   8.08(a)
1999 Expenditures Plan ...........                   5.12
1999 Seller Group Return .........                   8.02(d)
Permitted Liens ..................                   3.16
Potential Contributor ............                  11.05
Purchase Price ...................                   2.01
Regulatory Material Adverse Effect                   7.01
Restricted Activities ............                   5.05(a)
Retention Date ...................                   9.04
Retention Payment ................                   9.04
Returns ..........................                   8.01(a)(i)
SEC Reports ......................                   3.08(a)
Sections 271 and 272 .............                   5.11
Securities Sale ..................                   8.08(f)
Seller Guarantor Plan ............                   9.02(a)
Seller Guarantor Thrift Plan .....                   9.03(a)
Seller Guarantor Welfare Plans ...                   9.01(c)
Seller Obligations ...............                  12.01
Seller Trademarks and Tradenames .                   7.04(a)
Senior Notes .....................                   6.04(a)
Tax Attributes ...................                   8.02(d)
Tax Attribute Shortfall ..........                   8.08(f)
Tax Benefit ......................                   8.08(c)
38 GHz Licenses ..................                   7.05
38 GHz Facilities ................                   7.05
Third Party Claim ................                  11.03(b)
Transition Period ................                   9.01(c)

                                    ARTICLE 2
                                PURCHASE AND SALE

     SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each of the Sellers agree to sell to Buyer and Buyer agrees to purchase from Sellers, the Shares at the Closing. The purchase price for the Shares (the "Purchase Price") is one billion five hundred seventy three million seven hundred thousand United States dollars ($1,573,700,000) in cash. The Purchase Price shall be paid as provided in Section 2.02 and shall be subject to adjustment as provided in (i) Sections 2.03 and 2.04, and (ii)
Section 7.06 if Sellers transfer the Illinois Properties to one or more of their Affiliates pursuant to Section 7.06.

     SECTION 2.02. Closing. The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than five business days after satisfaction (or waiver) of the conditions set forth in Article 10 (except for the conditions which by their terms are to be satisfied at or immediately prior to the Closing, but subject to satisfaction of such conditions), or at such other time or place as Buyer and Holdings may agree. At the Closing:

     (a) Buyer shall deliver to the Administrative Agent an amount equal to the Bank Debt Amount in immediately available funds by wire transfer to the account of the Administrative Agent designated by Seller by notice to Buyer not later than two business days prior to the Closing Date.

     (b) Buyer shall deliver to Holdings an amount equal to the Purchase Price, as adjusted pursuant to Section 2.03, in immediately available funds by wire transfer to an account of Holdings designated by Holdings by notice to Buyer, not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Holdings in such amount).

     (c) In exchange for Seller Guarantor's agreement set forth in Section 5.05, Buyer shall deliver to Seller Guarantor an amount equal to one hundred million United States dollars ($100,000,000) in immediately available funds by wire transfer to an account of Seller Guarantor designated by Seller Guarantor by notice to Buyer, not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller Guarantor in such amount).

     (d) Sellers shall deliver to Buyer certificates for the Shares duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

     (e) Holdings shall deliver to Buyer a certificate of a senior officer of Holdings to the effect that the payment by Buyer pursuant to Section 2.02(a) constitutes payment in full of all amounts outstanding at such time under the Credit Agreement.

     SECTION 2.03. Initial Purchase Price Adjustment. (a) No later than two days prior to the Closing Date, Holdings shall in good faith prepare, based on the books and records of the Company and the Included Subsidiaries and other information then available, (i) Holdings' best estimate of (A) the Closing Working Capital Amount (the "Estimated Closing Working Capital Amount") and (B) the Closing Long Term Debt (the "Estimated Closing Long Term Debt") and (ii) Holdings' basis for such estimate.

     (b) The Purchase Price payable pursuant to Section 2.01 shall be (A) decreased by the amount equal to the Estimated Closing Long Term Debt and (B) increased by the amount by which the Estimated Working Capital Amount exceeds the Base Working Capital Amount or decreased by the amount by which the Base Working Capital Amount exceeds the Estimated Working Capital Amount (such adjustment, the "Initial Purchase Price Adjustment").

     SECTION 2.04. Final Purchase Price Adjustment. (a) As promptly as practicable, but no later than 60 days, after the Closing Date, Buyer will cause to be prepared and delivered to Holdings the Closing Date Balance Sheet, and a report of (x) the Closing Working Capital Amount and (y) the Closing Long Term Debt.

     (b) The Closing Date Balance Sheet ("Closing Date Balance Sheet") shall fairly present the consolidated financial position of the Company and the Included Subsidiaries as of the close of business on the Closing Date in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Base Balance Sheet. The report of the Closing Working Capital Amount shall include line items substantially consistent with those in the Base Working Capital Report, and be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Base Working Capital Report.

     (c) If Holdings disagrees with Buyer's calculations of the Closing Working Capital Amount or the Closing Long Term Debt delivered pursuant to Section 2.04(a), Holdings may, within 30 days after delivery of the documents referred to in Section 2.04(a), deliver a notice to Buyer disagreeing with such calculations and setting forth Holdings' calculation of such amounts. Any such notice of disagreement shall specify those items or amounts as to which Holdings disagrees, and Holdings shall be deemed to have agreed with all other items and amounts contained in the Closing Date Balance Sheet and the calculation of the Purchase Price Adjustment delivered pursuant to Section 2.04(a).

     (d) If a notice of disagreement shall be delivered pursuant to Section 2.04(b), Buyer and Holdings shall, during the 30 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing Working Capital Amount or of the Closing Long Term Debt. If, during such period, Buyer and Holdings are unable to reach such agreement, they shall promptly thereafter cause Arthur Andersen LLP (the "Independent Accountants"), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Purchase Price Adjustment. In making such calculation, the Independent Accountants shall consider only those items or amounts in the Closing Date Balance Sheet or Buyer's calculations of the Closing Working Capital Amount or the Closing Long Term Debt, as the case may be, as to which Holdings has disagreed. The Independent Accountants shall deliver to Buyer and Holdings, as promptly as practicable, a report setting forth such calculations. Such report shall be final and binding upon Buyer and Holdings. The cost of such review and report shall be borne equally by Buyer and Holdings.

     (e) Buyer and Holdings agree that they will, and agree to cause their respective independent accountants and the Company and each Included Subsidiary to, cooperate and assist in the preparation of the Closing Date Balance Sheet and the calculation of the Closing Working Capital Amount and the Closing Long Term Debt and in the conduct of the audits and reviews referred to in this Section, including without limitation, the making available to the extent necessary of books, records, work papers and personnel. Upon a final determination of the Closing Working Capital Amount and the Closing Long Term Debt, Buyer and Holdings shall calculate the adjustment that would have been required pursuant to Section 2.03(a) if the Closing Working Capital Amount (as finally determined) were substituted for the Estimated Closing Working Capital Amount and the Closing Long Term Debt (as finally determined) were substituted for the Estimated Closing Long Term Debt (such adjustment, the "Final Purchase Price Adjustment").

     (f) Within 10 days following a determination of the Final Purchase Price Adjustment, (i) if the amount of the reduction in the Purchase Price required by the Final Purchase Price Adjustment exceeds the amount of the reduction in the Purchase Price required by the Initial Purchase Price Adjustment, Holdings shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided below, the amount of such excess and (ii) if the amount of the reduction in the Purchase Price required by the Initial Purchase Price Adjustment exceeds the amount of the reduction in the Purchase Price required by the Final Purchase Price Adjustment, Buyer shall pay to Holdings, in the manner and with interest as provided below, the amount of such excess.

     (g) Any payment pursuant to Section 2.04(e) shall be made by delivery by Buyer or Holdings, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to this Section shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Agreed Rate in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.



                                    ARTICLE 3
         REPRESENTATIONS AND WARRANTIES OF SELLERS AND SELLER GUARANTOR

     Each of Sellers and Seller Guarantor represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

     SECTION 3.01. Corporate Existence and Power. Each of Sellers and Seller Guarantor is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate powers to perform their respective obligations under this Agreement.

     SECTION 3.02. Corporate Authorization. The execution, delivery and performance by each of Sellers and Seller Guarantor of this Agreement have been duly authorized by all necessary corporate action on the part of Sellers and Seller Guarantor. This Agreement constitutes a valid and binding agreement of Sellers and Seller Guarantor enforceable in accordance with its terms, except as
(i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     SECTION 3.03. Governmental Authorization. The execution, delivery and performance by each of Sellers and Seller Guarantor of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, or official other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Exchange Act and the Securities Act; (iii) compliance with any applicable requirements of the FCC and of the Communications Act; (iv) compliance with any applicable requirements imposed by state public utilities commissions or similar state regulatory bodies in Delaware, Illinois, Maryland, New Jersey and Pennsylvania; (v) compliance with any contractual requirements of any lease entered into with a governmental entity; and (vi) actions or filings the failure of which to occur have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sellers and their Subsidiaries, taken as a whole, or materially delay the ability of Sellers to perform their obligations under this Agreement.

     SECTION 3.04. Non-Contravention. Except as set forth in Section 3.03 or disclosed in Schedule 3.04, the execution, delivery and performance by each of Sellers and Seller Guarantor of this Agreement do not and will not

          (a)(i) violate the Organizational Documents of Sellers or Seller Guarantor, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Seller Guarantor and its Subsidiaries, taken as a whole, or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Sellers or Seller Guarantor or to a loss of any benefit to which Sellers or Seller Guarantor is entitled under, any agreement or other instrument binding upon Sellers or Seller Guarantor or any license, franchise, permit or other similar authorization held by Sellers or Seller Guarantor, except for consents, actions, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Seller Guarantor and its Subsidiaries, taken as a whole; or

          (b)(i) violate the Organizational Documents of the Company or any Included Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Included Subsidiary or to a loss of any benefit to which the Company or any Included Subsidiary is entitled under, any agreement or other instrument binding upon the Company or any Included Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Included Subsidiary, except for consents, actions, defaults, terminations, cancellations, accelerations or losses (x) under the Credit Agreement or the Indenture (in the event that the Change of Control Triggering Event (as defined in the Indenture) has occurred) or
     (y) which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group or (iv) result in the creation or imposition of any Lien on any material asset of the Company or any Included Subsidiary, other than any Permitted Liens.

     SECTION 3.05. Capitalization. (a) The authorized capital stock of the Company consists of (A) 1,000 shares of Common Stock, and (B) 10,000 shares of preferred stock of which 5,200 shares have been designated as the Preferred Stock. As of the date hereof, 100 shares of Common Stock and 1,912.336 shares of Preferred Stock are outstanding. As of the Closing Date, pursuant to Section
5.10 hereof, the outstanding capital stock of the Company will consist only of shares of Common Stock.

     (b) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section 3.05(a) or contemplated by Section 5.10 hereof, there are no outstanding (i) shares of capital stock or voting securities of the Company,
(ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the "Company Securities"). Except as contemplated by Section 5.10 hereof, there are no outstanding obligations of the Company or any Included Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

     SECTION 3.06. Ownership of Shares. Sellers are the record and beneficial owners of all shares of Common Stock and Preferred Stock outstanding as of the date hereof, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien and any such limitation or restriction.

     SECTION 3.07. Company; Subsidiaries and Joint Ventures. (a) The Company and each Included Subsidiary is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is so organized or formed and has all corporate or partnership powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group. All Included Subsidiaries and their respective jurisdictions of incorporation or organization and qualifications to do business as a foreign corporation are identified on Schedule 3.07(a).

     (b) Except as disclosed in Schedule 3.07(a), all of the outstanding capital stock of, or other voting securities or ownership interests in, each Included Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any Included Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Included Subsidiary or (ii) options or other rights to acquire from the Company or any Included Subsidiary, or other obligation of the Company or any Included Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Included Subsidiary (the items in clauses 3.07(b)(i) and 3.07(b)(ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any Included Subsidiary to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

     (c) Schedule 3.07(c) sets forth (i) the name of each corporation, partnership, limited liability company or other entity (other than the Included Subsidiaries) in which the Company holds a direct or indirect equity, profit, voting or other interest ("Joint Venture Affiliate"), (ii) a description of the interests of the Company, and (iii) the name of each owner of any such interest and its percentage interest.

     (d) Except as disclosed in Schedule 3.07(d), the interest of the Company in each Joint Venture Affiliate is owned by the Company, directly or indirectly, free and clear of any Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interest).

Except as disclosed in Schedule 3.07(d), there are no outstanding (i) securities or other interests of the Company or the Included Subsidiaries convertible into or exchangeable for ownership interests in the Joint Venture Affiliates or (ii) options or other rights to acquire from the Company or any Included Subsidiary or other obligations of the Company or any Included Subsidiary to issue any interests in or convertible into or exchangeable into any interest in the Joint Venture Affiliates. Except as set forth in Schedule 3.07(d), there are no outstanding obligations of the Company or the Included Subsidiaries to repurchase, redeem or otherwise acquire any interest in any Joint Venture Affiliate.

     SECTION 3.08. SEC Filings; Financial Statements. (a) The Company has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission since December 31, 1997, and will file all reports, schedules, forms, statements and other documents with the Securities and Exchange Commission which it shall be required to file on or after the date hereof and up to and including the Closing Date (the "SEC Reports").

     (b) As of its filing date, each SEC Report filed or to be filed pursuant to the Exchange Act did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (c) Each of the consolidated financial statements of the Company and its Subsidiaries and the related consolidated statements of income and cash flow included in or incorporated by reference in the SEC Reports, presents fairly the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows, as the case may be, for the periods then ended (subject to normal year-end adjustments that will not be material in amount or effect in the case of the unaudited interim financial statements) in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto).

     SECTION 3.09. Absence of Certain Changes. Except as disclosed in Schedule
3.09 and except for the transactions contemplated by this Agreement, since December 31, 1997, the business of the Company and the Included Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence or development which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Included Subsidiary of any outstanding shares of capital stock or other securities of the Company or any Included Subsidiary;

     (c) any amendment of any material term of any outstanding security of the Company or any Included Subsidiary;

     (d) any incurrence, assumption or guarantee by the Company or any Included Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices;

     (e) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in (i) any Persons in the ordinary course of business consistent with past practices or (ii) wholly-owned Subsidiaries of the Company (other than the Excluded Subsidiaries);

     (f) any transaction or commitment made, or any contract, agreement or arrangement entered into, by the Company or any Included Subsidiary relating to their assets or business (including the acquisition or disposition of any assets), in either case, material to the Company Group, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

     (g) any material change in any method of accounting or accounting practice by the Company or any Included Subsidiary, except for any such change required by reason of a change in generally accepted accounting principles; or

     (h) any other event listed in Section 5.01 hereto.

     SECTION 3.10. No Undisclosed Liabilities. There are no liabilities of the Company or Included Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

     (a) liabilities provided for in the Base Balance Sheet or disclosed in the notes thereto;

     (b) liabilities arising in the ordinary course subsequent to the Base Balance Sheet Date, none of which liabilities has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group;

     (c) liabilities disclosed in, related to or arising under any agreements, instruments or other matters disclosed in this Agreement or any Schedule hereto (and to the Knowledge of Sellers, none of the liabilities arising under such agreements or instruments was caused by any breach of contract, breach of warranty, tort, infringement or violation of law);

     (d) liabilities with respect to or arising out of any Excluded Subsidiary;

     (e) liabilities disclosed in Schedule 3.10; and

     (f) other undisclosed liabilities which are not required (in accordance with generally accepted accounting principles consistently applied) to be provided for in the Base Balance Sheet or disclosed in the notes thereto and which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company Group.

     SECTION 3.11. Intercompany Accounts. Schedule 3.11 contains a complete list of all intercompany balances as of the Base Balance Sheet Date between Holdings and its Affiliates, on the one hand, and the Company and the Included Subsidiaries, on the other hand. Since the Base Balance Sheet Date there has not been any accrual of liability by the Company or any Included Subsidiary to Holdings or any of its Affiliates or other transaction between the Company or any Included Subsidiary and Holdings and any of its Affiliates, except in the ordinary course of business of the Company and the Included Subsidiaries consistent with past practice.

     SECTION 3.12. Material Contracts. (a) Except as disclosed in Schedule 3.12, neither the Company nor any Included Subsidiary is a party to or bound by:

          (i) any lease of personal property providing for annual rentals of $500,000 or more;

          (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments by the Company and the Included Subsidiaries of $500,000 or more or (B) aggregate payments by the Company and the Included Subsidiaries of $2,000,000 or more;

          (iii) any agreement providing for the sale by the Company or the Included Subsidiaries of services (other than in respect of cellular services with customers thereof), equipment or other assets that provides for either
     (A) annual payments to the Company and the Included Subsidiaries of $500,000 or more or (B) aggregate payments to the Company and the Included Subsidiaries of $2,000,000 or more;

          (iv) any agency, dealer, reseller, roaming, interconnect or other similar agreement, other than any such agreement (A) that is in all material respects similar to the relevant form of such agreement furnished to Buyer prior to the date hereof or (B) providing for either (x) annual payments to or from the Company and the Included Subsidiaries of $1,000,000 or more or (y) aggregate payments to or from the Company and the Included Subsidiaries of $3,000,000 or more (other than, in case of clause (B), any agency or dealer agreement);

          (v) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

          (vi) any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

          (vii) other than the Credit Agreement and the Indenture, any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

          (viii) any material license, franchise or similar agreement (including without limitation all FCC Licenses);

          (ix) any agreement that materially limits the freedom of the Company or the Included Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Included Subsidiary after the Closing Date;

          (x) any agreement with Holdings or any of its Affiliates;

          (xi) any agreement with any director or officer of the Company or any Included Subsidiary or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Act) of any such director or officer (other than any Benefit Arrangement or Employee Plan disclosed to Buyer pursuant to other provisions hereof); or

          (xii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company Group.

     (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in Schedule 3.11 to this Agreement or required to be disclosed pursuant to this section is a valid and binding agreement of the Company or the Included Subsidiary, as the case may be, and is in full force and effect, and neither the Company nor any Included Subsidiary nor, to the Knowledge of Sellers, any other party thereto is in material default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

     (c) The subscriber activations under agency agreements listed on Schedule 3.12(c) account for no less than 85% of all subscriber activations by the Company and the Included Subsidiaries for the twelve-month period ending December 31, 1998.

     SECTION 3.13. Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Sellers threatened against, either Seller, Seller Guarantor, the Company or the Included Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company Group, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay, or could reasonably be expected to prevent, alter or materially delay, the transactions contemplated by this Agreement.

     SECTION 3.14. Compliance with Laws and Court Orders; No Defaults. (a) Neither the Company nor any Included Subsidiary is in violation of any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group.

     (b) Neither the Company nor any of the Included Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any agreement or other instrument binding upon the Company or such Included Subsidiary or any license, franchise, permit or similar authorization held by the Company or any Included Subsidiary, except for defaults or potential defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group.

     SECTION 3.15. Real Property. (a) Schedule 3.15(a) lists and briefly describes all real property owned by any of the Company and the Included Subsidiaries. Each such description is correct in all material respects. Except as disclosed in Schedule 3.15(a), with respect to each such parcel of owned real property:

          (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any lien, mortgage, encumbrance, security interest, easement, covenant, or other restriction or title matter, except for (w) any mechanic's, materialmen's, and similar liens,
     (x) any liens for real estate taxes or assessments not yet due and payable or for real estate taxes or assessments that the taxpayer is contesting in good faith through appropriate proceedings (provided the applicable real property is not subject to imminent threat of loss), (y) any recorded and unrecorded easements, covenants, and other similar restrictions and (z) any utility easements, building and use restrictions, zoning restrictions and other easements and restrictions existing generally with respect to properties of a similar character, in each case that, individually and in the aggregate, do not materially interfere with, restrict or limit the current use of the property or impose any material financial or performance obligation on the owner or user of such property;

          (ii) there are no pending condemnation proceedings, lawsuits, or administrative actions relating to the parcel of real property (and, to the Knowledge of Sellers, there are no threatened condemnation proceedings, lawsuits or administrative actions relating to the property) that would reasonably be expected to materially and adversely affect the current use, occupancy or value thereof;

          (iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

          (iv) there are no leases or grants of occupancy rights to others affecting the parcel of real property, in each case of any significance; and

          (v) there are no material casualty events affecting the parcel of real property not fully covered by insurance (except for customary deductibles).

     Holdings will make available to Buyer prior to the Closing Date true and complete copies, to the extent available to Holdings, of property surveys, title commitments (including copies of recorded agreements and matters) and deeds for each parcel of owned real estate.

     (b) Schedule 3.15(b) lists and briefly describes all real property leased or subleased to or by any of the Companies and their Subsidiaries. Each such description is correct in all material respects. Holdings has delivered to Buyer correct and complete copies of the leases and subleases listed in Schedule 3.15(b) (other than cell site leases and oral licenses for kiosks). There are no amendments, consents for alterations, or other documents recording variations to such leases which materially and adversely affect the rental payments, the term, or the current use of the properties subject thereto. Except as disclosed in
Schedule 3.15(b), (i) each lease or sublease listed in Schedule 3.15(b) is legal, valid, binding, enforceable, and in full force and effect, except as (x) the enforceability may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting creditors' rights generally, and (y) such property may be subject to mortgages, deeds of trust, or other liens against the lessor's interest in such property, (ii) none of the Company and the Included Subsidiaries is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by any of the Company and the Included Subsidiaries or permit termination, modification or acceleration by any third party thereunder, and (iii) to the Knowledge of Sellers, no third party has repudiated or has the right to terminate or repudiate (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) any provision thereof, except in case of each of clauses (i), (ii) or (iii), for such illegality, invalidity, failures to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations and repudiations that, individually and in the aggregate, would not have a Material Adverse Effect on the Company Group.

     SECTION 3.16. Properties. (a) The Company and the Included Subsidiaries have good title to, or in the case of leased property and assets have valid leasehold interests in, all personal property and assets (whether real, personal, tangible or intangible) reflected on the Base Balance Sheet or acquired or entered into after the Base Balance Sheet Date, except for property and assets sold since the Base Balance Sheet Date in the ordinary course of business consistent with past practices or where the failure to have such good title or valid leasehold interests would not have a Material Adverse Effect on the Company Group. None of such property or assets (whether real or personal) is subject to any Liens, except:

          (i) Liens disclosed in Schedule 3.16;

          (ii) Liens disclosed on the Base Balance Sheet or notes thereto or securing liabilities reflected on the Base Balance Sheet or notes thereto;

          (iii) Liens for taxes not yet due or being contested in good faith;

          (iv) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith;

          (v) Liens incurred in the ordinary course of business since the Base Balance Sheet Date; or

          (vi) other Liens which do not materially detract, individually or in the aggregate, from the value of any property or any asset (paragraphs (i)-
     (vi) of this Section 3.16 are, collectively, the "Permitted Liens").

     (b) The plant and equipment owned or used by the Company and the Included Subsidiaries are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, in the case of buildings and other structures (including the roofs thereof), are structurally sound.

     SECTION 3.17. Insurance. Schedule 3.17 contains a list of all insurance policies and fidelity bonds maintained by or for the benefit of the Company and the Included Subsidiaries. There is no material claim by the Company or any Included Subsidiary pending under any of such policies or bonds relating to the assets, business, operations, employees, officers or directors of the Company or any Included Subsidiary as to which coverage has been questioned, denied or disputed by the underwriters of such policy or bond or in respect of which such underwriters have reserved their rights. To Sellers' Knowledge, there has been no occurrence that may form the basis for a material claim by or on behalf of the Company or any Included Subsidiary under any such policy or bond. All premiums payable under all such policies and bonds have been paid timely in all material respects, and the Company and the Included Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds.

     SECTION 3.18. Intellectual Property. (a) Schedule 3.18 contains a list of all Intellectual Property Rights owned or licensed and used or held for use by the Company or any Included Subsidiary ("Company Intellectual Property Rights"), specifying as to each, as applicable: (i) the nature of such Intellectual

Property Right, (ii) the owner of such Intellectual Property Right, (iii) the jurisdictions by or in which such Intellectual Property Right (A) is recognized (without regard to registration) or (B) has been issued or registered or in which an application for such issuance or registration has been filed, (iv) the registration or application numbers and (v) the termination or expiration dates.

     (b) Schedule 3.18 sets forth a list of all licenses, sublicenses and other agreements (other than licenses to use standard software applications and other commercially available licenses or use rights) as to which the Company or any Included Subsidiary is a party and pursuant to which any Person is authorized to use any Company Intellectual Property Right or pursuant to which the Company or any Included Subsidiary is authorized to use or practice the Intellectual Property Rights of any other Person, including (i) the identity of all parties thereto, (ii) a description of the nature and subject matter thereof, (iii) the applicable royalty and (iv) the term thereof. The Company is not, nor will it be as a result of the execution, delivery or performance of this Agreement by it or Sellers, be in violation of any licenses, sublicenses or other agreements as to which the Company or any Included Subsidiary is a party and pursuant to which the Company or any Included Subsidiary is authorized to use or practice any Intellectual Property Rights of any other Person.

     (c) (i) Except as disclosed in Schedule 3.18, neither the Company nor any Included Subsidiary is a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement of any Intellectual Property Right, and Sellers have no Knowledge of any other such infringement by the Company or any Included Subsidiary and
(ii) none of the Sellers have any outstanding claim or suit for, nor any Knowledge of, any continuing infringement by any other Person of any Company Intellectual Property Rights. No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any Included Subsidiary or restricting the licensing thereof by the Company or any Included Subsidiary to any Person. Neither the Company nor any Included Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right (other than any agency agreement entered into in the ordinary course of business consistent with past practices).

     SECTION 3.19. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers, Seller Guarantor or their Subsidiaries who might be entitled to any fee or commission from Buyer or any of its Affiliates or the Company in connection with the transactions contemplated by this Agreement.

     SECTION 3.20. Labor Matters. Neither the Company nor any of the Included Subsidiaries is a party or otherwise bound by, or as of the date hereof is negotiating in connection with entering into, a collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. The Company and the Included Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except for noncompliance with laws or engagement in practices which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group. There is no unfair labor practice complaint pending or, to the Knowledge of Sellers, threatened against the Company or the Included Subsidiaries before the National Labor Relations Board, except for complaints made after the date of this Agreement which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group.

     SECTION 3.21. Employee Benefit Plans. (a) Schedule 3.21 identifies each Employee Plan. Each of the Sellers has delivered or made available to Buyer copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan. Schedule 3.21 identifies each Employee Plan which is a Multiemployer Plan or a Title IV Plan or a plan which provides for post-retirement health, medical or life insurance benefits.

     (b) Neither the Company nor any Included Subsidiary has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired on the date hereof, is reasonably likely to subject the Company or any Included Subsidiary to a tax or penalty imposed by either
Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither the Company nor any ERISA Affiliate of the Company has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or incurred any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or any liability under Section 4971 of the Code that in either case could become a material liability of the Company or any Included Subsidiary or the Buyer or any of its ERISA Affiliates after the date hereof. No condition exists that would reasonably be expected to constitute grounds for termination by the PBGC of any employee benefit plan that is subject to Title IV of ERISA that is maintained by the Company, the Included Subsidiaries or any of their ERISA Affiliates. All material contributions required to be made by the Company or the

Included Subsidiaries under the terms of any Employee Plan or Benefit Arrangement have been timely made or have been reflected on the Base Balance Sheet. No Title IV plan nor any money-purchase pension plan of the Company or any ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code. Under each Title IV Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then market value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

     (c) Each of the Sellers has provided Buyer with the most recent determination letter of the Internal Revenue Service relating to each Employee Plan that is intended to be qualified under Section 401(a) of the Code, and, to the Knowledge of Sellers, no event has occurred since the date of such determination letter that is likely to adversely affect such qualified status. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

     (d) Schedule 3.21 identifies each Benefit Arrangement. Each of the Sellers has delivered or made available to Buyer copies or descriptions of each Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

     (e) Except as set forth on Schedule 3.21, neither the Company nor any Included Subsidiary has any material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or the Included Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code. The Company or any Included Subsidiary may amend or terminate any Employee Plan providing for such health, medical or life insurance benefits at any time without incurring any liability whatsoever.

     (f) Except as provided in Schedule 3.21(f) and as contemplated by Article 9 hereof, the consummation of the transactions contemplated by this Agreement will not (x) entitle any Employees to severance pay or (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or Benefit Arrangement.

     SECTION 3.22. Environmental Matters. Except as disclosed on Schedule 3.22 and except as to matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group:

     (a) no notice, request for information, order, complaint or penalty has been received, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened which allege a violation of, or potential liability under, any Environmental Law, in each case relating to the Company or any Included Subsidiary and arising out of any Environmental Law;

     (b) the Company and each Included Subsidiary have all Environmental Permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such Environmental Permits and with all other applicable Environmental Laws;

     (c) there has been no written environmental audit, study, investigation, review or other material analysis conducted within the past five years by, or currently in the possession of, Sellers, Seller Guarantor, the Company or any Included Subsidiary of any property currently owned or leased by the Company or any Included Subsidiary which has not been delivered to Buyer prior to the Closing Date;

     (d) no property currently or formerly owned or operated by the Company or any Included Subsidiary has been contaminated with any Hazardous Substance by the Company or any Included Subsidiary in a manner that would reasonably be expected to require remediation under any Environmental Law;

     (e) the Company and the Included Subsidiaries are not subject to any liability for any Hazardous Substance disposal or contamination on any property which would reasonably be expected to require remediation under any Environmental Law;

     (f) the Company and the Included Subsidiaries are not subject to any order, decree, injunction or other arrangement with any Governmental Body, or to any indemnity or other agreement with any third party which may lead to liability to the Company or any Included Subsidiary, in each case relating to any Environmental Law or any Hazardous Substance;

     (g) no facility owned or operated by the Company or any Included Subsidiary contains any underground storage tanks, asbestos-containing material, or polychlorinated biphenyls, in each case in violation of any Environmental Law; and

     (h) the Standard Industrial Classification Code for the business operations for the Company and the Included Subsidiaries is 4812.

     SECTION 3.23. Regulatory Matters. (a) The Company and the Included Subsidiaries hold all licenses, franchises, certificates, consents, permits, qualifications and authorizations (including, without limitation, FCC Licenses, and licenses, authorizations and certificates of public convenience and necessity from applicable state and local authorities) from all governmental authorities necessary for the lawful conduct of the Company's business (collectively, the "Licenses"), other than the Licenses the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group. Schedule 3.23 sets forth each certificate of convenience and necessity obtained by the Company or the Included Subsidiaries from any state public utilities commission. To the Sellers' Knowledge, no event has occurred or fact exists with respect to the Licenses (other than the requirement to file applications for renewal and obtain renewals in the ordinary course) which permits, or after notice or lapse of time or both would permit, revocation or termination of any of the Licenses or would result in any other impairment of the rights of the holder of any of the Licenses or which might limit the operation of the Cellular Telephone System as it is now conducted, except for revocations, limitations or terminations which, individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group. The Company and the Included Subsidiaries have performed their respective obligations under such Licenses with such exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group. The FCC actions granting the FCC Licenses, together with all underlying construction permits have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of Sellers, threatened, any application, petition, objection or other pleading with the FCC or other governmental entity which challenges or questions the validity of or any rights of the holder under any License, except for such reversals, stays, injunctions, annulments, suspensions, applications, petitions, objections or other pleadings, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group.

     (b) Except as set forth in Schedule 3.23, all of the cell sites and microwave paths of the Company and the Included Subsidiaries in respect of which a filing with the FCC was required have been constructed and are currently operated in all material respects as represented to the FCC in currently effective filings, and, with such exceptions which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group, modifications to such cell sites and microwave paths have been preceded by the submission to the FCC of all required filings.

     SECTION 3.24. Assets of the Excluded Subsidiaries. The Excluded Subsidiaries have no title or interest in any property or assets (whether real, personal, tangible or intangible) other than (i) capital stock or other ownership interest in other Excluded Subsidiaries and (ii) a 51% general partnership interest in Comcast Directory Assistance Partnership, a Delaware general partnership.

     SECTION 3.25. Sufficiency of Transfers. Except as otherwise contemplated by this Agreement with respect to the Excluded Subsidiaries, the 38 GHz Facilities and the Seller Trademarks and Tradenames, the transactions contemplated by this Agreement shall transfer to Buyer all the assets, properties and rights that are
(i) used in connection with the business of the Company Group (other than properties or assets disposed of in the ordinary course of business consistent with past practices) and (ii) necessary to operate the business of the Company as it is being conducted as of the date hereof.

     SECTION 3.26. Year 2000 Compliance. The Company has reviewed its operations and that of its Included Subsidiaries and any third parties with which the Company Group has a material relationship to evaluate the extent to which the business or operations of the Company will be affected by the Year 2000 Problem. As a result of such review, the Company has no reason to believe, and does not believe, that the Year 2000 Problem will have a Material Adverse Effect on the Company Group. The "Year 2000 Problem" as used herein means any significant risk that computer hardware or software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data or in the operation of mechanical or electrical systems of any kind will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000.

     SECTION 3.27. No Other Representations and Warranties. Except for representations and warranties contained in this Agreement, none of Sellers, Seller Guarantor, their Affiliates, or any other Person makes any other express or implied representation or warranty on behalf of Sellers or Seller Guarantor to Buyer.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers and Seller Guarantor as of the date hereof and as of the Closing Date, that:

     SECTION 4.01. Corporate Existence and Power. Buyer is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate powers to perform its obligations under this Agreement.

     SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, or official other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements imposed by any state public utilities commissions or similar state regulatory bodies having jurisdiction over Buyer or its Subsidiaries; (iii) compliance with any applicable requirements of the FCC and of the Communications Act; and (iv) actions or filings the failure of which to occur have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole, or materially delay the ability of Buyer to perform its obligations under this Agreement. Except as set forth in Schedule 4.03, Buyer is not required to seek or obtain the waiver of any rules or policies of the FCC or to divest itself of any of its present holdings to qualify to hold the FCC Licenses or to obtain the FCC consents required in order to consummate the transactions contemplated by this Agreement.

     SECTION 4.04. Non-Contravention. Except as disclosed in Schedule 4.03, the execution, delivery and performance by Buyer of this Agreement does not and will not (i) violate the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations which have not had and would not reasonably be expected to have a

Material Adverse Effect on Buyer, or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under, any agreement or other instrument binding upon Buyer or any license, franchise, permit or other similar authorization held by Buyer, except for consents, actions, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole.

     SECTION 4.05. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer, or its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official (a) which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Buyer and its Subsidiaries, taken as a whole or (b) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay, or which could reasonably be expected to prevent, alter or materially delay, the transactions contemplated by this Agreement.

     SECTION 4.06. Compliance with Laws and Court Orders; No Defaults. (a) Neither Buyer nor any of its Subsidiaries is in violation of any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole.

     (b) Neither Buyer nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any agreement or other instrument binding upon Buyer or its Subsidiaries or any license, franchise, permit or similar authorization held by Buyer or its Subsidiaries, except for defaults or potential defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole.

     SECTION 4.07. Finders' Fees. Except for Salomon Smith Barney Inc., whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or its Subsidiaries who might be entitled to any fee or commission from Sellers, Seller Guarantor or any of their Affiliates in connection with the transactions contemplated by this Agreement.

     SECTION 4.08. Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

     SECTION 4.09. No Other Representations and Warranties. Except for representations and warranties contained in this Agreement, none of Buyer, its Affiliates, or any other Person makes any other express or implied representation or warranty on behalf of Buyer to Sellers or Seller Guarantor.



                                    ARTICLE 5
                    COVENANTS OF SELLERS AND SELLER GUARANTOR

     Each of Sellers and Seller Guarantor agree, jointly and severally, that:

     SECTION 5.01. Conduct of the Company. Except as otherwise contemplated by this Agreement, from the date hereof until the Closing Date, Sellers shall use their reasonable best efforts to cause the Company and each of the Included Subsidiaries to conduct its businesses in the ordinary course consistent with past practices, to preserve intact the Company's and the Included Subsidiaries' business organization and to maintain their existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, from the date hereof until the Closing Date, Sellers will not permit the Company or any Included Subsidiary to:

     (a) adopt or propose any change in its Organizational Documents;

     (b) merge or consolidate with any other Person or acquire assets of any other Person with a value in excess of $5,000,000, except for such transactions among the Company and the wholly-owned Included Subsidiaries;

     (c) amend any term of any outstanding security of the Company or any of the Included Subsidiaries;

     (d) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of the Included Subsidiaries (other than the issuance of shares by a wholly owned Included Subsidiary of the Company to the Company or another wholly owned Included Subsidiary), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any other ownership interest of the Company or any of the Included Subsidiaries, any property or assets (including, without limitation, by merger, consolidation, spinoff or other dispositions of stock or assets) of the Company or any of the Included Subsidiaries;

     (e) create or incur any material Lien on any material asset other than in the ordinary course of business consistent with past practices;

     (f) make any material loan, advance or capital contributions to or investments in any Person other than loans, advances or capital contributions to or investments in wholly owned Included Subsidiaries made in the ordinary course consistent with past practices;

     (g) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid (x) by any direct or indirect wholly owned Included Subsidiary to the Company or to any other direct or indirect wholly owned Included Subsidiary or (y) pursuant to the Tax Sharing Agreement) or enter into any agreement with respect to the voting of its capital stock;

     (h) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (i) (i) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of the Included Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices or in connection with transactions otherwise permitted under this Section 5.01, or (ii) terminate, cancel, waive any rights under or request any material change in, or agree to any material change in, any contract or agreement material to the Company Group or, except in connection with transactions permitted under this
Section 5.01, enter into any contract or agreement material to the business, results of operations or financial condition of the Company Group, in either case other than in the ordinary course of business consistent with past practices;

     (j) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in generally accepted accounting principles;

     (k) make any material Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

     (l) except as may be required by contractual commitments or corporate policies with respect to severance pay in existence on the date hereof, (i) increase the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any of the Included Subsidiaries), (ii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable law, or (iii) increase the benefits payable under any existing severance pay policies or employment or other agreements;

     (m) acquire any assets, or any ownership interest in any assets:

          (i) that are used to provide any new information services or electronic publishing services that Buyer could not provide after the Closing on account of or in compliance with Sections 271 and 272 of the Communications Act;

          (ii) that are used in the provision of any telecommunications services in any of the following states: California, Texas, Missouri, Oklahoma, Kansas, Arkansas, Nevada, Connecticut, Illinois, Indiana, Michigan, Ohio and Wisconsin; and

          (iii) that are used in the provision of local exchange telephone service in any state in the United States;

     (n) engage in the conduct of any business in any state other than the businesses conducted as of the date hereof and in the states where so conducted; or

     (o) agree or commit to do any of the foregoing.

     SECTION 5.02. Access to Information. (a) From the date hereof until the Closing Date, each of the Sellers will upon reasonable notice (i) give, and will cause the Company and each Included Subsidiary to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Included Subsidiaries and to the books and records of Sellers or Seller Guarantor relating to the Company and the Included Subsidiaries, (ii) furnish, and will cause the Company and each Included Subsidiary to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or the Included Subsidiaries as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Sellers, the Seller Guarantor, the Company or the Included Subsidiaries to cooperate with Buyer in its investigation of the Company or the Included Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers, Seller Guarantor or the Company. Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Company and the Included Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in Sellers' good faith opinion is sensitive or the disclosure of which could subject the Company or any Included Subsidiary to risk of liability.

     (b) On and after the Closing Date, each of the Sellers will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including, without limitation, accountant's work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company or any Included Subsidiary; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of such Seller. Buyer shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

     SECTION 5.03. Notices of Certain Events. Holdings shall promptly notify Buyer of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

     (c) any contact with any Person seeking to act as a bargaining representative for a labor union or any other labor organization (in each case with respect to the employees of the Company or any Included Subsidiary) that comes to the Knowledge of Sellers; and

     (d) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against either Seller, the Company or the Included Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or that relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 5.04. Resignations. Sellers will deliver to Buyer the resignations of all officers and directors of the Company and each Included Subsidiary who will be officers, directors or employees of Seller Guarantor or any of its Affiliates after the Closing Date from their positions with the Company or any Included Subsidiary at or prior to the Closing Date.

     SECTION 5.05. Non-competition. (a) Seller Guarantor agrees that for a period of three years after the Closing Date, neither it nor any of its Subsidiaries shall engage, as a principal or as stockholder in any corporation, in marketing (whether as principal, agent or reseller) any Cellular Telephone System within any area served by any Cellular Telephone System owned or managed by the Company or its Subsidiaries as of the Closing Date and transferred to Buyer at the Closing (the "Restricted Activities"); provided that (i) Seller Guarantor or any of its Affiliates may operate under an agency agreement with Buyer or one of its Affiliates to sell, as an agent, services provided by the Cellular Telephone Systems on terms consistent with the terms offered on the date hereof by the Company or its Affiliates to agents of the Cellular Telephone Systems of comparable size and significance, (ii) nothing in this Agreement shall prohibit or restrict Seller Guarantor, directly or indirectly, from (a) acquiring or owning any equity or other ownership interest in any Person that engages, directly or indirectly, in any Restricted Activity if (A) such Restricted Activities account for less than 15% of such Person's total annual revenues, (B) Seller Guarantor divests any assets engaged in the Restricted Activities within 12 months of acquiring such business or assets and (C) during such 12-month period Seller Guarantor shall not use (x) the name "Comcast" (or any name including the name "Comcast") or (y) any Seller Trademarks and Tradenames in such Restricted Activities; (b) acquiring any assets of a business that engages, directly or indirectly, in any Restricted Activity if (A) such Restricted Activities account for less than 15% of such assets' total annual revenues, (B) Seller Guarantor divests any assets engaged in the Restricted Activities within 12 months of acquiring such business or assets and (C) during such 12-month period Seller Guarantor shall not use (x) the name "Comcast" (or any name including the name "Comcast") or (y) any Seller

Trademarks and Tradenames in such Restricted Activities; (c) owning any equity securities beneficially owned by Seller Guarantor as of the date hereof and listed on Schedule 5.05 or any securities into which such securities may be converted or exchanged (it being understood that Seller Guarantor will not actively participate in the management of any Person listed on Schedule 5.05);
(d) acquiring or owning less than 5% of a class of the outstanding publicly listed equity securities of any Person (whether or not such Person engages in any Restricted Activities).

     (b) If any provision contained in this section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller Guarantor acknowledges that Buyer would be irreparably harmed by any breach of this section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller Guarantor agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller Guarantor of this Section, and Seller Guarantor consents to the entry thereof.

     SECTION 5.06. Transfer of the Excluded Subsidiaries. Prior to or concurrently with the Closing, Sellers shall cause the Company and the Included Subsidiaries to transfer all of the capital stock of the Excluded Subsidiaries owned by the Company or its Subsidiaries to one or more of the Affiliates of Holdings. The parties hereto agree that any such transfer may be implemented prior to the Closing Date by the transferees purchasing such capital stock for cash consideration to be determined by Sellers. Sellers shall use their commercially reasonable efforts to cause such transfers to be consummated on the terms which result in the Company and the Included Subsidiaries not incurring any liabilities upon the consummation of such transfers.

     SECTION 5.07. Intercompany Accounts. All intercompany accounts between Sellers or their Affiliates, on the one hand, and the Company or any Included Subsidiary, on the other hand, shall be paid in full in cash or otherwise fully discharged at or prior to the Closing Date (irrespective of the terms of payment of such intercompany accounts).

     SECTION 5.08. Nonsolicitation. Subject to the last three sentences of this
Section 5.08, Seller Guarantor, on behalf of itself and its Affiliates, hereby agrees that from and after the date hereof until the second anniversary of the Closing Date neither Seller Guarantor nor any of its Affiliates shall hire or solicit for employment (or hire any third party intermediary to do the same) any employee that as of the date hereof is an employee of the Company or is listed on Schedule 5.08 hereto; provided, that nothing in this Section 5.08 shall prevent Seller Guarantor from (x) engaging in a general solicitation for employment that is not specifically directed at any employees of the Company or any Included Subsidiary (or from hiring or employing any employee who responds to such general solicitation and whose employment with the Company or the Included Subsidiary has terminated prior to such response) or (y) engaging in solicitation directed at any employee of the Company or any Included Subsidiary who has been terminated without cause on or after the Closing Date (or from hiring or employing any such employee). During the sixty-day period commencing on the date hereof, neither Seller Guarantor nor any of its Affiliates shall solicit the employment, after the Closing Date, of any person whose name is set forth in Part I of Schedule 5.08. After the expiration of such sixty-day period, no provision of this Agreement (including without limitation Sections 5.01 and 5.08) shall be construed to prohibit Seller Guarantor or any of its Affiliates from employing or soliciting the employment of any person whose name is set forth in Part I of Schedule 5.08. Seller Guarantor and Buyer shall comply with their obligations set forth in Part II of Schedule 5.08.

     SECTION 5.09. Confidentiality. From and after the Closing Date until the second anniversary of the Closing Date. Seller Guarantor and its Affiliates will hold, and will use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company or the Included Subsidiaries in the possession of Seller Guarantor or its Affiliates, except to the extent that such information can be shown to have been (i) in the public domain through no fault of Seller Guarantor, (ii) lawfully acquired by Seller Guarantor after the Closing Date on a nonconfidential basis from sources other than the Company or any other Person having a duty not to disclose such information or (iii) required by law or the rules of any stock exchange on which Seller Guarantor's securities are listed or traded; provided that Seller Guarantor may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Seller Guarantor of the confidential nature of such information and are directed by Seller Guarantor to treat such information confidentially. Before disclosing any such information under compulsion of judicial or administrative process or by other requirements of law, Seller Guarantor shall to the extent practicable, give Buyer sufficient notice before such disclosure to afford Buyer opportunity to contest such disclosure. The obligation of Seller Guarantor and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Seller Guarantor and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, promptly destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Seller Guarantor or its Affiliates or on their behalf from Buyer in connection with this Agreement that are subject to such confidence.

     SECTION 5.10. Exchange of Preferred Stock for Common Stock. After the date hereof and prior to the Closing Date, the Company will issue shares of Common Stock to Comcast Financial in exchange for all of the outstanding shares of Preferred Stock. Immediately following such exchange and as of the Closing Date, no shares of Preferred Stock will be outstanding.

     SECTION 5.11. Regulatory Compliance. Seller Guarantor agrees that it will use, and will cause the Company and each Included Subsidiary to use, their reasonable best efforts to (a) cure no later than the Closing Date (i) any violations and defaults under any applicable rules and regulations of the FCC (the "FCC Rules") and the FAA (the "FAA Rules"), (b) substantially comply with the FCC Licenses and the FAA Rules and cause the Company and each Included Subsidiary to file or cause to be filed with the FCC and the FAA all reports and other filings required to be filed under applicable FCC Rules and FAA Rules, and
(c) take all actions requested in writing by Buyer to cause the Company and each Included Subsidiary on or before the Closing Date to be in compliance upon the consummation of the Closing with the provisions of Sections 271 and 272 of the Communications Act (including any orders issued by the FCC interpreting or implementing such provisions) ("Sections 271 and 272"). Sellers shall (x) cause the Company and the Included Subsidiaries to cooperate with Buyer in determining steps required to comply with Sections 271 and 272 and (y) upon Buyer's written request take all reasonable actions required by clause (c) of the immediately preceding sentence; provided that (i) no action taken by the Company or any Included Subsidiary pursuant to such written request from Buyer shall interfere with their normal business operations or shall change the manner in which the Company or any Included Subsidiary operates its business prior to the Closing Date, (ii) no action taken by the Company or any Included Subsidiary pursuant to such written request from Buyer shall be deemed a Material Adverse Effect on the Company Group or a Regulatory Material Adverse Effect, (iii) Buyer shall promptly reimburse the Company and the Included Subsidiaries for the direct labor costs and out of pocket costs (including without limitation any Damages) incurred by them in taking any action requested by Buyer to comply with Sections 271 and 272 and (iv) upon the termination of this Agreement shall promptly reimburse the Company and the Included Subsidiaries for the direct labor costs and out of pocket costs incurred in reversing any action requested by the Buyer to comply with Sections 271 and 272.

     SECTION 5.12. Expenditures. From the date hereof until the Closing Date, the Company shall conduct its operations and spending consistent in all material respects with its 1999 expenditures plan attached as Schedule 5.12 hereto (the "1999 Expenditures Plan"). Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to spend on each category of expenditures specified in Schedule 5.12 (each, a "Category") from the date hereof through the Closing Date, an aggregate amount not greater than 105% and not less than 95% of the estimated Required Expenditure Amount for such Category. Notwithstanding the foregoing, with the prior written approval of Buyer, which approval shall not be unreasonably withheld, the Company may spend more than the Required Expenditure Amount for one or more of the Categories.



                                    ARTICLE 6
                               COVENANTS OF BUYER

     Buyer agrees that:

     SECTION 6.01. Notices of Certain Events. Buyer shall promptly notify Holdings of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Buyer, or its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.05 or that relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 6.02. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company or the Included Subsidiaries furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been
(i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer, (iii) later lawfully acquired by Buyer on a nonconfidential basis from sources other than Sellers, Seller Guarantor, the Company or the Included Subsidiaries or any other Person having a duty not to disclose such information or (iv) required by law or the rules of any stock exchange on which Buyer's securities are listed or traded; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. Before disclosing any such information under compulsion of judicial or administrative process or by other requirements of law, Buyer shall to the extent practicable, give Holdings sufficient notice before such disclosure to afford Holdings opportunity to contest such disclosure. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, promptly destroy or deliver to Holdings, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Sellers, the Company or the Included Subsidiaries in connection with this Agreement that are subject to such confidence.

     SECTION 6.03. Access. Buyer will cause the Company and each Included Subsidiary, on and after the Closing Date, to afford promptly to Sellers and Seller Guarantor and their agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Sellers to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date or to comply with any requirements promulgated by any regulatory authority; provided that any such access by Sellers shall not unreasonably interfere with the conduct of the business of Buyer. Sellers or Seller Guarantor shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing. Sellers and Seller Guarantor will hold, and will use their reasonable commercial efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company or any Included Subsidiary provided to them pursuant to this Section.

     SECTION 6.04. Redemption of the Senior Notes. (a) At its discretion, Buyer may redeem or otherwise retire in whole or in part (whether by means of tender offer, exchange offer or otherwise) the Company's 9 1/2% Senior Notes due 2007 (the "Senior Notes") outstanding under the Indenture, such redemption or retirement to be consummated on reasonable commercial terms and as soon as reasonably practicable after the Closing.

     (b) After the Closing Buyer shall cause the Company to comply with all terms of the Senior Notes and of the Indenture, including without limitation, the obligation to make an Offer to Purchase (as defined in the Indenture) pursuant to Section 4.14 of the Indenture if, and to the extent, the Company is required to make such Offer to Purchase.

     SECTION 6.05. Cellular Services. For a period beginning on the Closing Date and ending on the tenth anniversary thereof Buyer agrees to provide to Seller Guarantor or to any of its Subsidiaries free of charge the services of its Cellular Telephone Systems that Buyer or its Subsidiaries are generally making available to the public (whether or not such services are being provided by the Company or any Subsidiary thereof); provided that Buyer shall not be required to provide free of charge services with an aggregate value in excess of $250,000 per calendar year; provided, however, that such service (i) may not be offered to or used by any person that is not then employed by Seller Guarantor or one of its Subsidiaries and (ii) shall not include any services that the Cellular Telephone System obtains from a third party, such as long distance charges and roaming. For the purpose of valuing the services so provided, such services shall be deemed to be provided at the pricing rates that are at least as favorable to Seller Guarantor as the best large corporate user rates made available by Buyer or its Subsidiaries at such time.

                                    ARTICLE 7
                COVENANTS OF BUYER, SELLERS AND SELLER GUARANTOR

     Buyer and Sellers agree that:

     SECTION 7.01. Best Efforts. Subject to the terms and conditions of this Agreement, Buyer and Sellers will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations required to be obtained from any third party and/or any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that nothing in this Section 7.01 shall require, or be construed to require, Buyer or Sellers or Seller Guarantor or their Affiliates or the Company Group to agree to, or comply with, any conditions to the granting of any such consent, registration, approval, permit or authorization by any Governmental Entity (other than a divestiture of the FCC authorization for any of the properties identified in Schedule 4.03 that is required in order to cause Buyer and its Affiliates and the Company Group to be in compliance with the Commercial Mobile Radio Services spectrum aggregation limits, as set forth in 47 C.F.R. ss. 20.6, and the Cellular Cross Ownership limits, as set forth in 47 C.F.R. ss. 22.942) if compliance with such conditions, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Company Group or Buyer following the Closing (it being understood that, for this purpose only, materiality shall take into account (i) any adverse effects reasonably likely to arise from any restrictions on the ability of the Company or any of its respective Subsidiaries to conduct its operations as currently conducted, or as proposed as of the date of this Agreement to be conducted, resulting from complying with the conditions to or from the grant of any such consent, registration, approval, permit or authorization, (ii) any benefits reasonably likely to be realized by Buyer on a consolidated basis (other than those operational benefits reasonably likely to be realized directly from the consummation of the transactions contemplated hereby) resulting from complying with the conditions to or from the grant of any such consent, registration, approval, permit or authorization, and (iii) any proceeds resulting from any divestiture required by a Governmental Entity as a condition to its granting any such consent, registration, approval, permit or authorization) (a "Regulatory Material Adverse Effect"); provided further, that any divestiture by Buyer or any of its Affiliates reasonably required to cause Buyer, following the Closing, to be in compliance with the Commercial Mobile Radio Service spectrum aggregation limits as set forth in 47 C.F.R. ss. 20.6 and the Cellular Cross Ownership limits as set forth in 47 C.F.R. ss. 22.942 shall be deemed not to have any adverse effect on Buyer or its Affiliates or the Company following the Closing. Sellers, prior to the Closing Date, and Buyer, after the Closing Date, agree to cause the Company and each Included Subsidiary to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     SECTION 7.02. Certain Filings. Each of the Sellers and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     Notwithstanding the foregoing, each of the Sellers and Buyer shall use their respective best efforts to:

     (a) promptly, and in any event within 20 business days following the date hereof, file with the FTC and the DOJ, the notification and report form required for the transactions contemplated by this Agreement and any supplemental information required in connection therewith pursuant to the HSR Act; provided, that neither Buyer nor Sellers shall be deemed to be in breach of this Agreement if such filing is not made within 20 business days. Each of the Sellers and Buyer shall furnish to each other's counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Each of the Sellers and Buyer (x) shall keep each other appraised of the status of any written communications with, and any written inquiries or requests for additional information from, the FTC and the DOJ and other governmental authorities and (y) shall use their respective commercially reasonable efforts to comply promptly with any such inquiry or request.

     (b) promptly, and in any event within 20 business days following the date hereof, file any required application, report or other filing or request for approval or notifications with the FCC and any state regulatory authority from whom consent or clearance is required to be obtained in connection with the transactions contemplated hereby; provided, that neither Buyer nor Sellers shall be deemed to be in breach of this Agreement if such filing is not made within 20 business days. Each of the Sellers and Buyer shall furnish to each other's counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any such filing or other submission. Each of the Sellers and Buyer (x) shall keep each other appraised of the status of any written communications with, and any written inquiries or requests for additional information from, the FCC and any state regulatory authority and (y) shall use their respective commercially reasonable efforts to comply promptly with any such inquiry or request.

     SECTION 7.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 7.04. Seller Trademarks; Tradenames. (a) Except as set forth in the other subsections of this Section 7.04, after the Closing, Buyer shall not permit the Company or its Subsidiaries to use any of the marks or names set forth on Schedule 7.04 (collectively or individually as the context requires, the "Seller Trademarks and Tradenames").

     (b) After the Closing, the Company and its Subsidiaries shall have the right to sell existing inventory and to use existing packaging, labeling, supplies, advertising materials, technical data sheets and any similar materials bearing any Seller Trademarks and Tradenames until the earlier of (i) three months after the Closing Date and (ii) the date existing stocks are exhausted. The Company and its Subsidiaries shall have the right to use the Seller Trademarks and Tradenames in advertising that cannot be changed by them using reasonable efforts for a period not to exceed three months after the Closing Date. Buyer shall cause the Company and its Subsidiaries to comply with all applicable laws or regulations in any use of packaging or labeling containing the Seller Trademarks and Tradenames.

     (c) The Company and its Subsidiaries shall not be obligated to change the Seller Trademarks and Tradenames on goods in the hands of agents, distributors and customers at the time of the expiration of a time period set forth in subsection 7.04(b) above.

     (d) Buyer agrees to cause the Company and its Subsidiaries to use reasonable efforts to cease using the Seller Trademarks and Tradenames on buildings, cars, trucks and other fixed assets as soon as possible within a period not to exceed six months after the Closing Date. The obliteration of the Seller Trademarks and Tradenames shall be deemed compliance with the covenant not to use the Seller Trademarks and Tradenames pursuant to this Section 7.04. Buyer agrees to change the corporate name of the Company and any Included Subsidiary to the extent necessary to remove any Seller Trademarks and Tradenames included therein as soon as reasonably practicable and in any event within thirty days of the Closing Date.

     SECTION 7.05. 38 GHz Authorizations. Buyer and Sellers agree that certain licenses issued by the FCC for the operation of 38 GHz fixed microwave facilities listed on Schedule 7.05 hereto (the "38 GHz Licenses"), and the associated transmission equipment and related assets (together with the 38 GHz Licenses, the "38 GHz Facilities") shall not be transferred to Buyer in this transaction. Sellers shall promptly seek the consent of the FCC to assign the 38 GHz Licenses to a Person controlled by Holdings other than the Company and the Included Subsidiaries and shall use all commercially reasonable efforts to complete such assignment of the 38 GHz Facilities prior to the Closing Date. The parties hereto agree that any such transfers may be implemented by the transferees purchasing the 38 GHz Facilities prior to the Closing Date for cash consideration to be determined by Sellers. In the event the 38 GHz Facilities have not been so assigned prior to or on the Closing Date, Buyer and Sellers shall cooperate to complete such assignment as soon as practicable following the Closing Date.

     SECTION 7.06. Illinois Properties. If, as a result of the restrictions of either the Commercial Mobile Radio Service spectrum aggregation limits, as set forth in 47 C.F.R. ss. 20.6, or the Cellular Cross Ownership limits, as set forth in 47 C.F.R. ss. 22.942, the Closing cannot be consummated after all conditions to the Closing have been satisfied or waived in accordance with
Article 10 hereof (other than any condition relating to either such limit (including without limitation requisite consents of the FCC) and any condition which by its terms is to be satisfied at or immediately prior to the Closing), then, at Buyer's written request stating that Buyer has a reasonable expectation that the condition relating to such limits will be satisfied no later than 30 days after the date of such request, the Closing hereunder shall be delayed until the date designated by Buyer (which date shall be no later than 30 days after the date of such request) and if on such subsequent date the Closing cannot be consummated as a result of a condition relating to either such limit, then the Illinois Properties shall be transferred to Holdings or one of its Affiliates on such date (subject to any regulatory notifications or regulatory approvals required in connection with such transfers), the Purchase Price payable hereunder shall be reduced by fifty million U.S. dollars ($50,000,000), and the Closing shall be consummated on such date immediately after the consummation of the transfer of the Illinois Properties. Subject in any event to the Purchase Price being reduced pursuant to the immediately preceding sentence, the parties hereto agree that any such transfers of the Illinois Properties may be implemented by the transferees purchasing the Illinois Properties prior to the Closing Date for cash consideration to be determined by Sellers. In connection with the transfer of the Illinois Properties to Holdings or one of its Affiliates Buyer agrees to, and shall cause its Affiliates to, (i) on and after the date of Buyer's written request delivered pursuant to this Section 7.06, reasonably cooperate with Sellers and Seller Guarantor in making, filing or obtaining any regulatory notifications or regulatory approvals required in connection with such transfers, (ii) extend the term of the Illinois Management Contract until the first anniversary of the Closing Date and (ii) consent to the assignment of the Illinois Management Contract from the Company to Seller Guarantor or one of its Affiliates.



                                    ARTICLE 8
                                   TAX MATTERS

     SECTION 8.01. Tax Representations. (a) Each of Sellers represents and warrants to Buyer as of the date hereof that, except as set forth in the Balance Sheet (including the notes thereto) or on Schedule 8.01(a), (i) all Tax returns, statements, reports and forms required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company or the Included Subsidiaries (collectively, the "Returns") other than those Returns the failure of which to file would not have a Material Adverse Effect on the Company Group, have, to the extent required to be filed on or before the date hereof, been properly filed when due in accordance with all applicable laws; (ii) the Returns correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Company and the Included Subsidiaries in all material respects; (iii) all Taxes shown as due and payable on the Returns that have been filed have been paid, or withheld and remitted to the appropriate Taxing Authority; (iv) all Returns filed with respect to Tax years of the Company and the Included Subsidiaries through the Tax year ended December 31, 1991, have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (v) neither the Company nor any of the Included Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of the Included Subsidiaries is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (vi) there is no claim, audit, action, suit, proceeding, or investigation now pending or, to the Knowledge of Sellers, threatened against or with respect to the Company or any of the Included Subsidiaries in respect of any material Tax; and (vii) there are no requests for rulings or determinations in respect of any Tax pending between the Company or any of the Included Subsidiaries and any Taxing Authority.

     (b) Schedule 8.01(b) contains a list of all jurisdictions (whether foreign or domestic) in which the Company or the Included Subsidiaries file or have filed any Tax Return.

     SECTION 8.02. Sellers Tax Covenants.

     (a) Seller Guarantor shall include the Company and the Included Subsidiaries in its consolidated Federal Tax Return and in any Combined State Tax Return through the close of business on the Closing Date.

     (b) Sellers shall (i) file when due (taking into account any extension of a required filing date) all federal and state income Tax Returns that are filed on a consolidated, combined or unitary basis on behalf of Sellers, the Company and the Included Subsidiaries for any taxable period of the Company or the Included Subsidiaries that ends on or before the Closing Date and (ii) pay all amounts shown to be due on such Returns. Sellers and Buyer agree that Sellers shall prepare and the Company and each of the Included Subsidiaries will file when due (taking into account any extension of a required filing date) short period income Tax Returns for the period ending on the Closing Date in each jurisdiction in which any of the Company and the Included Subsidiaries files a separate income Tax Return. Such short period Returns together with all amounts shown to be due on such short period Returns shall be delivered by Holdings to Buyer no later than 5 business days prior to the due date for the payment of such Taxes. Sellers and Buyer agree that all federal and state income Tax Returns for the period beginning January 1, 1999 and ending on the close of business on the Closing Date will be prepared and filed on the basis of a closing of the books of the Company and its Subsidiaries as of the close of business on the Closing Date, as adjusted to reflect income shown on the permanent records (including work papers) of the Company and its Subsidiaries pursuant to Treasury Regulation Section 1.1502-76(b)(2)(i) and not on the basis of ratable allocation pursuant to Treasury Regulation Section 1.1502-76(b)(2)(ii) or (iii). The calculation of the amount of any state income Tax liability shall be made in accordance with comparable provisions under applicable law. All such Returns not required to be filed on or before the date hereof (i) will be filed when due in accordance with all applicable laws (taking into account any extension of a required filing date) and (ii) as of the time of filing, will correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Company and the Included Subsidiaries in all material respects.

     (c) From the date hereof, with respect to the Company and the Included Subsidiaries, each of the Sellers agrees that it will not make or change any material Tax election (except as set forth in Section 8.03(b)) or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods.

     (d) As of the due date (taking into account any extensions thereof) for the Seller Group's federal income Tax Return for the Tax period ending on December 31, 1999 (the "1999 Seller Group Return"), the sum of (x) the aggregate tax basis in depreciable or amortizable assets of the Company and the Included Subsidiaries for Federal Tax purposes as of the close of business on the Closing Date and (y) the aggregate net operating losses of the Company and the Included Subsidiaries allowable as a net operating loss carryover to Post-Closing Tax Periods under Section 172 of the Code (the "Tax Attributes") will be equal to or greater than $300,000,000.

     (e) No later than 60 days prior to the due date (taking into account any extensions thereof) for the filing of the 1999 Seller Group Return, Holdings shall deliver to Buyer a schedule setting forth (i) the aggregate tax basis in depreciable or amortizable assets of the Company and the Included Subsidiaries for Federal Tax purposes as of the close of business on the Closing Date and
(ii) a schedule setting forth the aggregate net operating losses of the Company and the Included Subsidiaries allowable as a net operating loss carryover to Post-Closing Tax Periods under Section 172 of the Code; provided, however, that Holdings shall be considered to have complied with the requirements of this sentence if Holdings delivers reasonable good faith estimates of the required calculations and information in the time frame provided above and thereafter promptly provides revised schedules on or before the date the 1999 Seller Group Return is filed.

     SECTION 8.03. Buyer Tax Covenants.

     (a) Buyer agrees that it will not cause or permit the Company, its Subsidiaries or any Affiliate of Buyer (i) to take any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability or reduce any Tax Asset of the Seller Group or any loss of either Seller or the Seller Group under this Agreement, or (ii) from and after the Closing Date, without the prior written consent of Holdings, which shall not be unreasonably withheld, to make or change any material tax election, amend any tax Return or take any tax position on any tax Return that reasonably could be expected to result in any increased tax liability or reduction of any Tax Asset of any member of the Seller Group in respect of any Pre-Closing Tax Period. Buyer agrees that Sellers are to have no liability for any tax resulting from any action, referred to in the preceding sentence, of the Company, its Subsidiaries, Buyer or any Affiliate of Buyer on the Closing Date, and agrees to indemnify and hold harmless Sellers and their Affiliates against any such tax and any liabilities, cost, expense (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses), losses, damages, assessment or assertion of such tax. Holdings agrees to give prompt notice to Buyer of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought under this Section 8.03(a). Buyer may participate in and assume the defense of any such suit, action or proceeding at its own expense. If Buyer assumes such defense, each of the Sellers shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Buyer. Whether or not Sellers choose to defend or prosecute any claim, the parties hereto shall cooperate in the defense or prosecution thereof.

     (b) Buyer agrees that Seller Guarantor may, at its option, elect to reattribute to itself certain Tax Assets of the Company and the Included Subsidiaries, to the extent permitted by Treasury Regulation Section 1.1502-20(g). If Seller Guarantor makes such election, Buyer shall and shall cause the Company and the Included Subsidiaries to comply with the requirements of Treasury Regulation Section 1.1502-20(g).

     (c) Buyer shall prepare, or cause to be prepared, all Returns required to be filed by the Company and each of the Included Subsidiaries for any taxable period of the Company or the Included Subsidiaries that includes (but does not end on) the Closing Date. For this purpose, Sellers and Buyer agree that Sellers shall prepare and the Company and each of the Included Subsidiaries will file short period income tax Returns for the period ending on the Closing Date in each jurisdiction in which any of the Company and the Included Subsidiaries files a separate income tax Return. Any such Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method and shall be submitted by Buyer to Holdings (together with schedules, statements and, to the extent requested by Holdings, supporting documentation) at least 45 days prior to the due date (including extensions) of such Return. Holdings shall have the right at Holding's expense to review all work papers and procedures used to prepare any such Return. If Holdings, within 30 business days after delivery of any such Return, notifies Buyer in writing that it objects to any items in such Return, Buyer and Holdings shall negotiate in good faith and use their best efforts to resolve such items. If Buyer and Holdings are unable to reach such agreement within 30 days after receipt by Buyer of such notice, the disputed items shall be resolved pursuant to Section
8.07. Upon resolution of all such items, the relevant Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment.

     (d) Buyer shall promptly pay or shall cause prompt payment to be made to Holdings of all refunds of Taxes and interest thereon received by Buyer, any Affiliate of Buyer, the Company, or the Included Subsidiaries attributable to Taxes paid by Seller Guarantor, Sellers, the Company or the Included Subsidiaries (or any predecessor or Affiliate of any of them) with respect to any Pre-Closing Tax Period, except to the extent such refund is attributable to the carryback of losses from the Post-Closing Tax Period.

     SECTION 8.04. Tax Sharing. From the date hereof through the Closing Date, the Tax Sharing Agreement shall remain in full force and effect and shall not be amended without the consent of Buyer, and the parties shall make the payments required thereunder. Any and all existing Company Tax Sharing Agreements and arrangements (including but not limited to the Tax Sharing Agreement) shall be terminated effective upon the Closing Date, and no additional payments shall be made thereunder; provided, however, that in accordance with Section 5.07 of this Agreement all intercompany accounts or accruals between Sellers or their Affiliates, on the one hand, and the Company or the Included Subsidiaries, on the other hand arising in respect of the Tax Sharing Agreement shall be settled as of the Closing Date, without regard to Section 2 of the Tax Sharing Agreement. After the Closing Date, neither the Company nor the Included Subsidiaries shall have any further rights or liabilities thereunder for any taxable year.

     SECTION 8.05. Other Tax Matters. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transfer of the Shares shall be borne and paid 50% by Buyer and 50% by Holdings; Holdings will file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax return and other documentation. Buyer's 50% share of the Taxes and fees referred to in the preceding sentence shall be paid by Buyer to Holdings no later than two business days prior to the due date for the payment of such Taxes and fees.

     SECTION 8.06. Cooperation on Tax Matters. (a) Buyer and each of the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include prompt notification of the other party in the event of receipt of notice of any pending or threatened audits, or the commencement of any litigation or other proceeding that reasonably could be expected to affect the Tax liabilities of the Company or any of the Included Subsidiaries for any Pre-Closing Tax Period, the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and each of the Sellers agree to retain so long as reasonable all books and records with respect to Tax matters pertinent to the Company and the Included Subsidiaries relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority.

     (b) Buyer and Sellers further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of the Company or the Included Subsidiaries or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     SECTION 8.07. Certain Disputes. To the extent provided in Sections 8.02, 8.03, and 8.06, disputes arising under such Sections and not resolved by mutual agreement as stated therein shall be resolved by the Independent Accountants. The Independent Accountants shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Independent Accountants shall be borne equally by Buyer and Holdings. Notwithstanding any other provision of this Agreement, any payment to be made as a result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the later of (i) the date on which such payment or action would otherwise be required or (ii) the third business day following the date on which the dispute is resolved; provided that if a dispute with respect to an item in a Return shall not be resolved on or before the date that is three business days prior to the latest date on which such return may be filed under applicable Tax law, the party responsible for filing such Return pursuant to this Agreement shall file such return reflecting all disputed items that have been resolved in the manner so resolved, and reflecting all unsolved disputed items in the manner proposed by such party, and shall, upon the resolution of all such unresolved disputed items, file an amended Return reflecting the resolution thereof in the manner so resolved.

     SECTION 8.08. Sellers Tax Indemnification of Buyer. (a) Each of the Sellers hereby indemnifies Buyer against and agrees to hold Buyer harmless from any Tax of the Company or the Included Subsidiaries with respect to the Company Tax Indemnification Period and any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments incurred or suffered by

Buyer or any of its Affiliates arising out of or incident to the imposition, assessment or assertion of any such Tax described, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any Tax (the sum of such amounts being referred to herein as a "Loss"); provided, however, that neither Seller shall have liability for the payment of any loss attributable to or resulting from any action described in Section 8.03(a) hereof.

     (b) For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period and (y) in the case of any Tax based upon or related to income be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.

     (c) If either Seller's indemnification obligation under this Section 8.08 arises in respect of an adjustment which makes allowable to Buyer, any of its Affiliates or, effective upon the Closing, Company or its Subsidiaries any deduction, amortization, exclusion from income or other allowance (a "Tax Benefit") which would not, but for such adjustment, be allowable, then any payment by either Seller to Buyer shall be an amount equal to (x) the amount otherwise due but for this subsection (c) minus (y) the actual reduction in the amount of Taxes paid by Buyer in the current Tax year as a result of the Tax Benefit. In each subsequent year, Buyer shall pay such Seller the amount of the actual reduction in Taxes of Buyer, Company or its Subsidiaries for such year that are attributable to the Tax Benefit; provided that the aggregate payments made by Buyer pursuant to this Section 8.08(c) shall not exceed the aggregate payments made by Sellers pursuant to Section 8.08. If the amount of any Tax Benefit is subsequently reduced or disallowed, such Seller shall be required to indemnify Buyer for the amount of any additional Tax, penalties and interest payable as a result of such reduction or disallowance.

     (d) Buyer agrees to give prompt notice to Holdings of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder and of any Loss, which Buyer deems to be within the ambit of this section (specifying with reasonable particularity the basis therefor) and will give Holdings such information with respect thereto as Holdings may reasonably request. Holdings shall have the right to represent the interests of the Company and its Subsidiaries and to assume the defense of any such suit, action or proceeding (including any Tax audit), and to employ counsel of its choice at its expense; provided that (i) Holdings shall give notice to Buyer, keep Buyer reasonably informed and consult with Buyer upon Buyer's reasonable request from time to time with respect to any issue relating to such suit, action or proceeding (including any Tax audit) that reasonably could be expected to have a material adverse effect on Buyer, or after the Closing Date, the Company or any of its Subsidiaries. If Holdings elects not to assume such defense, Buyer may pay, compromise or contest the Tax at issue. Whether or not Holdings chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

     (e) Neither Seller shall be liable under this section with respect to any Tax resulting from any settlements effected without the consent of Holdings, which shall not be unreasonably withheld, or resulting from any claim or demand the defense of which such Holdings was not offered the opportunity to assume as provided under Section 8.08(d) hereof to the extent either Seller's liability under this section is adversely affected as a result thereof.

     (f) If, as a result of a sale on or before December 31, 1999 by Sellers, any other member of the Seller Group, the Company or the Included Subsidiaries of marketable securities (a "Securities Sale"), the amount of Tax Attributes (as defined in Section 8.02(d)) is less than $300,000,000 (a "Tax Attribute Shortfall"), Holdings shall pay to Buyer an amount equal to (a) the Tax Attribute Shortfall attributable to such Securities Sale multiplied by (b) 38%, upon the earlier of (x) the time the 1999 Seller Group Return is filed or (y) the time items related to such sale of marketable securities are adjusted as a result of a Final Determination.

     (g) If, at the time of filing the 1999 Seller Group Return, there is a Tax Attribute Shortfall that is not attributable to a Securities Sale, Sellers shall indemnify Buyer for such Tax Attribute Shortfall in accordance with the provisions of Section 11.02(a), in which case the amount of Damages (as defined in Section 11.02(a)) shall be equal to the amount of such Tax Attribute Shortfall multiplied by 38%.

                                    ARTICLE 9
                                EMPLOYEE BENEFITS

     SECTION 9.01. Benefits Following the Closing Date. (a) During the period commencing on the Closing Date and ending on the first anniversary thereof, Buyer shall cause the Employees to be provided with employee benefits that are no less favorable in the aggregate than the employee benefits provided to the Employees under the Employee Plans and Benefit Arrangements (excluding for this purpose plans which provide for equity-based awards and severance plans) as of the Closing Date, as previously disclosed to Buyer by Seller Guarantor. Buyer shall cause the Employees who retire during such one-year period to be provided with post-retirement medical benefits under the South Western Bell Mobile Systems post-retirement medical plan (the "Buyer Post-Retirement Medical Plan"), provided such Employees satisfy the eligibility requirements for post-retirement medical benefits under the Buyer Post-Retirement Medical Plan. Nothing contained herein shall be construed to limit the ability of Buyer or its Affiliates to terminate the employment of any Employee or to terminate any particular employee benefit plan or compensatory arrangement following the Closing Date. Without limiting the foregoing, during calendar year 1999, Buyer shall provide to each Employee at least the number of days of paid time off that would have been available to such Employee for 1999 under Seller Guarantor's paid time off policies (as in effect on the Closing Date), less the number of days of paid time off taken by such Employee between January 1, 1999 and the Closing Date, inclusive.

     (b) Buyer or its Affiliates shall cause Employees who remain employed by the Company or its Affiliates on or after the Closing Date to receive credit for periods of service from such Employees' most recent date of hire (or deemed most recent date of hire), with Seller Guarantor, the Company or their respective Affiliates or any other entity acquired by Seller Guarantor, the Company or their respective Affiliates, to the extent such service is treated as credited service under the comparable plans of Seller Guarantor, the Company or their respective Affiliates as of the Closing Date for all purposes (except benefit accrual under any defined benefit retirement plan) under the employee benefits plans of Buyer or its Affiliates, as applicable (such credit to be determined under the terms of Buyer's employee benefit plans).

     (c) Seller Guarantor shall take all action necessary, consistent with applicable law, to cause the Seller Guarantor Plans which provide welfare benefits to Employees immediately prior to the Closing Date (the "Seller Guarantor Welfare Plans") to continue to cover such Employees, to the extent requested by Buyer, for the period commencing on the Closing Date and ending on the later of December 31, 1999 or the date which is six months following the Closing Date


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

(or such shorter period as requested by Buyer) (the "Transition Period"). Buyer shall bear the cost of such coverage by reimbursing Seller Guarantor on a monthly basis for the cost of providing such welfare benefit coverage during the Transition Period (such costs to include expenses incurred by Seller Guarantor in respect of the Employees in the payment of benefit claims incurred during the Transition Period, employer and employee premiums, and a reasonable pro rata share of welfare plan administrative costs). Notwithstanding the foregoing, Seller Guarantor agrees that each Seller Guarantor Welfare Plan shall be responsible for claims incurred by the Employees under such Plans prior to the Closing Date. For purposes of this Section, a claim shall be deemed to be "incurred" when the relevant service is provided or item is purchased. To the extent that the Transition Period provided for herein expires during a calendar year (either prior to December 31, 1999 or on or after January 1, 2000), Buyer and its Affiliates shall use their best efforts to credit the dollar amount of all expenses incurred by Employees and their eligible dependents during the plan year in which the Transition Period expires for purposes of satisfying such plan year's deductible and copayment limitations, under any welfare benefit plan maintained by Buyer or its Affiliates.

     SECTION 9.02. Post-Closing Benefit Liabilities. (a) Seller Guarantor shall separately identify on Schedule 3.21 of this Agreement each Employee Plan or Benefit Arrangement that is maintained by either the Company or any Included Subsidiary exclusively for the benefit of Employees (the "Company Plans"). Each Employee Plan or Benefit Arrangement that is not a Company Plan is hereinafter referred to as a "Seller Guarantor Plan" or collectively as "Seller Guarantor Plans." Except as expressly set forth in this Article 9, from and after the Closing Date, neither Buyer nor the Company nor any Included Subsidiary shall have any liability whatsoever with respect to any Seller Guarantor Plan.

     (b) Seller Guarantor shall retain or assume all liability with respect to Inactive Employees under any Seller Guarantor Plan. Subject to applicable law, if, in the sole discretion of Buyer, any Inactive Employee is re-hired by Buyer or otherwise returns from leave of absence to active employment with the Company or an Included Subsidiary, such Inactive Employee shall be treated as an Employee for purposes of this Article 9 as of the date of such return to active employment.

     SECTION 9.03. Thrift Plan. (a) Effective as of the Closing Date, Seller Guarantor shall take all actions necessary to cause (i) the Company and each Included Subsidiary to cease to be participating employers in any Seller Guarantor Plan which is a "pension plan" within the meaning of Section 3(2) of ERISA, including, without limitation, the Comcast Corporation Retirement Investment Plan for Employees (the "Seller Guarantor Thrift Plan") and (ii) the accrued benefits of Employees under all such Seller Guarantor Plans to be fully vested as of the Closing Date. As soon as practicable after the Closing Date, Buyer shall take all action necessary to cause the retirement plan designated by Buyer (the "Buyer Thrift Plan") to allow each Employee who is a participant in the Seller Guarantor Thrift Plan as of the Closing Date to effect a direct rollover in cash of their accrued benefits under the Seller Guarantor Thrift Plan to the Buyer Thrift Plan. In connection with any such direct rollover elected by an Employee, Buyer shall use its reasonable best efforts to allow, as soon as practicable, any such Employee's outstanding loan under the Seller Guarantor Thrift Plan to be directly rolled-over into the Buyer Thrift Plan. Seller Guarantor shall use its reasonable best efforts to cause any such outstanding loan not to become due, based upon the cessation of the Employee's participation in the Seller Guarantor Thrift Plan, for a period of up to six months following the Closing Date or the earlier termination of employment of the Employee by Buyer.

     SECTION 9.04. Retention Payments. (a) As of the later of December 31, 1999 or the expiration of the third month after the Closing Date (the later of such two dates being referred to herein as the "Retention Date"), Buyer or its Affiliate shall cause the Company to pay to each Employee whose name is set forth in Schedule 9.04(a) hereto the cash amount set forth opposite such Employee's name in such Schedule (the "Retention Payment"), provided that either
(i) such Employee remains employed by Buyer or its Affiliates as of the Retention Date, and such Employee agrees that such Employee's right to severance under any agreement between such Employee and the Company or any severance policy covering any such Employee shall be reduced (but not below zero) by the amount of such Employee's Retention Payment or (ii) such Employee's employment has been involuntarily terminated prior to the Retention Date by Buyer or its Affiliate other than for cause. Seller Guarantor and the Company shall share the cost of such Retention Payment equally, provided, however, that the Company's liability under this Section 9.04(a) shall not exceed $7.5 million. Promptly after the Retention Date, Seller Guarantor shall reimburse Buyer for 50% of the total cost of the Retention Payments. Such reimbursement shall be treated, for Tax purposes, as an adjustment to the Purchase Price.

     (b) Any Employee who is an exempt employee, other than an Employee who has entered into an individual agreement with the Company providing for severance benefits, whose employment is terminated by Buyer or its Affiliates within the 180 day-period following the Closing Date shall receive severance payments from Buyer (in accordance with the terms of the severance plan to be established by Buyer (but without regard to years of service or other eligibility criteria)) in an amount which shall not be less than the amount calculated in accordance with the salary allowance range set forth on Schedule 9.04(b) hereto.


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

     (c) For the avoidance of doubt, the amounts the Company shall be required to pay pursuant to this Section 9.04 shall not be included as liabilities on the Closing Date Balance Sheet nor shall such amounts be taken into account in any way in computing the Initial Purchase Price Adjustment or Final Purchase Price Adjustment.

     SECTION 9.05. Pre-closing Bonus Period. Seller Guarantor shall be solely responsible for the payment of any bonus amounts that have been earned by the Employees in respect of any period prior to the Closing Date under the Comcast Corporation Cash Bonus Plan or other compensation plans of Seller Guarantor.

     SECTION 9.06. Cooperation. Seller Guarantor and Buyer agree to cooperate in order to facilitate the transition of the Employees to employment with Buyer and its Affiliates, including, without limitation, provision by Seller Guarantor to Buyer of employee-related information and access to the Employees prior to the Closing Date in accordance with Buyer's reasonable request.

     SECTION 9.07. No Third Party Beneficiaries. No provision of this Article 9 shall create any third party beneficiary or other rights in any current or former employee of Seller Guarantor, the Company, any Included Subsidiary or Buyer (including any dependent or beneficiary thereof) or any other person.



                                   ARTICLE 10
                              CONDITIONS TO CLOSING

     SECTION 10.01. Conditions to Obligations of Buyer and Sellers for Closing. The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

     (a) Any applicable waiting period under the HSR Act relating to the transfer of the Shares and any transactions related to such transfer shall have expired or been terminated.

     (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

     (c) All actions by or in respect of or filings with or consents or approvals from any Governmental Entity listed on Schedule 10.01, and any other material action by or in respect of or material filings with or material consents or material approvals from any Governmental Authority and required, in each case, to permit the consummation of the Closing, shall have been taken, made or obtained.


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

     SECTION 10.02. Conditions to Obligation of Buyer for Closing. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) (i) Sellers and Seller Guarantor shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of Sellers and Seller Guarantor contained in this Agreement (A) to the extent qualified by Material Adverse Effect shall be true and correct and (B) to the extent not qualified by Material Adverse Effect shall be true and correct, except that this clause (B) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, do not have a Material Adverse Effect on the Company Group, Sellers or Seller Guarantor, in each case as of the Closing Date and (iii) Buyer shall have received a certificate signed by a senior officer of Holdings to the foregoing effect.

     (b) All action by any Governmental Entity required in satisfaction of
Section 10.01(c) shall have been obtained pursuant to a Final Order, free of any conditions (other than conditions that are not reasonably likely, either individually or in the aggregate, to have a Regulatory Material Adverse Effect). For the purposes of this Agreement, "Final Order" means an action or decision that has been granted as to which (i) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statue or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) no Governmental Entity has undertaken to reconsider the action on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed, which in any such case (i), (ii), (iii) or (iv) is reasonably likely to result in vacating, reversing, setting aside, annulling, suspending or modifying such action or decision (in any such case in a manner which would have a Regulatory Material Adverse Effect following the Closing); provided that, in the event that, prior to the granting of the FCC's approval, no comments shall have been filed in, or with respect to any proceeding, action or decision sought from the FCC in satisfaction of the requirements of Section 10.01(c), the approvals by FCC will be deemed to have been obtained pursuant to a Final Order.

     (c) The capital stock of each Excluded Subsidiary shall have been transferred to Holdings or one of its Affiliates.


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


     (d) Buyer shall have received all documents it may reasonably request relating to the existence of Sellers, Seller Guarantor, the Company and the Included Subsidiaries and the authority of Sellers and Seller Guarantor for this Agreement, all in form and substance reasonably satisfactory to Buyer.

     (e) Buyer shall have received a certification signed by each of the Sellers to the effect that such Seller is not a "foreign person" as defined in Section 1445 of the Code.

     (f) All intercompany debt of the Company and the Included Subsidiaries shall have been repaid on or prior to the Closing Date.

     (g) Sellers shall have furnished to Buyer an opinion (the "FCC Opinion") of FCC counsel for Sellers, with customary qualifications, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, to the effect that:

          (i) the Company and the Included Subsidiaries hold the FCC Licenses listed on Annex A to the FCC Opinion and such FCC Licenses are in effect. The FCC has granted its consent to the transfer of control of the FCC Licenses listed in Annex A to the FCC Opinion to Buyer (the "FCC Consents") and, except as may be disclosed on Annex B to the FCC Opinion, (A) the time periods specified in the FCC's rules for the filing of petitions for reconsideration of the grant of the FCC Consents and for the reconsideration of the grant of the FCC Consents on the FCC's own motion have expired and (B) to counsel's knowledge, based on review of the FCC's publicly available records, no such petition reconsideration has been filed and the FCC has not instituted review of the grant of any of the FCC Consents on its own motion; and

          (ii) to such counsel's knowledge, based upon a review of the FCC's publicly available records, there is not, except as may be set forth in Annex C to the FCC Opinion, any issued and outstanding notice of violation, order to show cause, material complaint or investigatory proceeding by or before the FCC against any of the FCC Licenses, which, individually or in the aggregate, if determined adversely, might reasonably be expected to result in any Material Adverse Effect on the Company Group.

     (h) Sellers shall have furnished to Buyer the opinion of in-house counsel for Seller Guarantor, dated the Closing Date, to the effect that:


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

          (i) the Company has been duly incorporated and is an existing corporation in good standing under the law of the State of Delaware;

          (ii) all of the Company's outstanding capital stock, including the Shares, have been duly authorized and validly issued and are fully paid and non-assessable; and

          (iii) this Agreement has been duly executed and delivered by each Seller and by Seller Guarantor.

     (i) Sellers shall have furnished to the Buyer opinions of the Company's local counsel in Pennsylvania, New Jersey, Maryland, Delaware and Illinois in form and substance reasonably satisfactory to Buyer, dated the Closing Date, to the effect that all required approvals for the execution, delivery and performance by each of Sellers and Seller Guarantor of this Agreement pursuant to the requirements any state public utility commissions in the states of Pennsylvania, New Jersey, Maryland, Delaware and Illinois have been obtained.

     SECTION 10.03. Conditions to Obligation of Sellers and Seller Guarantor for Closing. The obligation of Sellers and Seller Guarantor to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement (A) to the extent qualified by Material Adverse Effect shall be true and correct and (B) to the extent not qualified by Material Adverse Effect shall be true and correct, except that this clause (B) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, do not have a Material Adverse Effect on Buyer, in each case as of the Closing Date and (iii) Sellers and Seller Guarantor shall have received a certificate signed by the Senior Officer of Buyer to the foregoing effect.

     (b) Sellers and Seller Guarantor shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Sellers and Seller Guarantor.

     (c) Buyer shall have furnished to Sellers and Seller Guarantor the opinion of in-house counsel for Buyer, dated the Closing Date, to the effect that this Agreement has been duly executed and delivered by Buyer.


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

                                   ARTICLE 11
                            SURVIVAL; INDEMNIFICATION

     SECTION 11.01. Survival. The representations and warranties of Sellers, Seller Guarantor or Buyer contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing Date; provided that (i) the representations and warranties contained in Article 3 of this Agreement shall survive until the first anniversary of the Closing Date except that the representations and warranties in Sections 3.01, 3.02, 3.05, 3.06 and 3.19 shall have no expiration date and the representations and warranties in Section 3.22 shall survive until the expiration of the applicable statue of limitations and (ii) the representations and warranties contained in Article 4 of this Agreement shall survive until the first anniversary of the Closing Date. The covenants and agreements contained in Sections 5.02, 5.05, 5.08 and 6.05 shall survive for the period set forth therein, the covenants, agreements, representations and warranties contained in Articles 8 and 9 and Section 11.02 to the extent it relates to Section 8.08(g) shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later, and all other covenants and agreements shall survive indefinitely. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     SECTION 11.02. Indemnification. (a) Sellers and Seller Guarantor, jointly and severally, hereby indemnify Buyer and its Affiliates against and agree to hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Buyer or any of its Affiliates arising out of any misrepresentation or breach of warranty (disregarding all qualifications and exceptions contained therein relating to materiality (including the materiality as used in the definition of the Material Adverse Effect)), or breach of any covenant or agreement made or to be performed by Sellers or Seller Guarantor pursuant to this Agreement (other than pursuant to all of Article 8 except for Section 8.08(g)); provided that (i) Sellers and Seller Guarantor shall not be liable under this Section 11.02(a) unless the aggregate amount of Damages with respect to all matters referred to in this
Section 11.02(a) exceeds $17,500,000 and then only to the extent of such excess and (ii) maximum liability of Sellers and Seller Guarantor under this Section 11.02(a) shall not exceed $450,000,000.


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

     (b) Buyer hereby indemnifies Sellers and each of their Subsidiaries against and agrees to hold them harmless from any and all Damages incurred or suffered by Sellers, Seller Guarantor or their Subsidiaries arising out of any misrepresentation or breach of warranty (disregarding all qualifications and exceptions contained therein relating to materiality (including the materiality as used in the definition of the Material Adverse Effect)), or breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement (other than pursuant to Article 8); provided that (i) Buyer shall not be liable under this Section 11.02(b) unless the aggregate amount of Damages with respect to all matters referred to in this Section 11.02(b) exceeds $17,500,000 and then only to the extent of such excess and (ii) Buyer's maximum liability under this Section 11.02(b) shall not exceed $450,000,000.

     (c) Notwithstanding anything else in this Agreement to the contrary, Sellers and Seller Guarantor, jointly and severally, hereby indemnify Buyer and each of its Subsidiaries against and agree to hold them harmless from any and all Damages incurred or suffered by Buyer or its Subsidiaries arising out of or relating in any way to the Excluded Subsidiaries, including, without limitation, arising out of the transfer of capital stock of the Excluded Subsidiaries to Holdings or its Affiliates pursuant to Section 5.06 hereof.

     (d) Notwithstanding anything else in this Agreement to the contrary, Buyer hereby indemnifies Sellers, Seller Guarantor and each of their Subsidiaries and agrees to hold them harmless from any and all Damages incurred or suffered by Sellers, Seller Guarantor or any of their Subsidiaries arising out of any breach of Buyer's agreement set forth in Section 6.04(b).

     SECTION 11.03. Procedures. (a) The party seeking indemnification under
Section 8.08 or 11.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding ("Claim") in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party.

     (b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party ("Third Party Claim") and, subject to the limitations set forth in this Section 11.03, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense.


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

     (c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03(c), (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

     (d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

     SECTION 11.04. Calculation of Damages. (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies, (ii) Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments and (iii) Tax Benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages. In computing the amount of any such Tax cost or Tax Benefit, the Indemnified Party shall be deemed to fully utilize, at the highest marginal tax rate then in effect, all Tax items arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Damages. For purposes hereof, the amount shall not be deemed recoverable if a claim by the Indemnified Party has been submitted in good faith and was denied by the insurer.

     (b) The Indemnifying Party shall not be liable under Section 11.02 for any
(i) Damages relating to any matter to the extent that (A) there is included in the Closing Date Balance Sheet a specific liability or reserve relating to such matter or (B) the Indemnified Party had otherwise been compensated for such matter pursuant to the Purchase Price adjustment under Section 2.04, or (ii) exemplary or punitive Damages (other than exemplary or punitive damages awarded to any third party).

     SECTION 11.05. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section
11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party, including, without limitation, under an insurance policy described in Section 11.04(a) (a "Potential Contributor") based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are


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



necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

     SECTION 11.06. Exclusivity. Except as specifically set forth in this Agreement and except for any claim for actual fraud, effective as of the Closing Buyer waives any rights and claims Buyer may have against Sellers or Seller Guarantor, whether in law or in equity, relating to the Company or the Shares or the transactions contemplated hereby. The rights and claims waived by Buyer include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, Sections 8.08 and 11.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 2.04, 5.02, 5.05, 5.08, 5.09, 6.02, 6.03, 6.05 and 7.04) or other claim (other than any claim for actual fraud) arising out of this Agreement or the transactions contemplated hereby.



                                   ARTICLE 12
                                SELLER GUARANTEE

     SECTION 12.01. Seller Guarantor. Seller Guarantor hereby irrevocably and unconditionally guarantees to Buyer the prompt and full discharge by Sellers of all of Sellers' covenants, agreements, obligations and liabilities under this Agreement including, without limitation, the due and punctual payment of all amounts which are or may become due and payable by Sellers hereunder, when and as the same shall become due and payable (collectively, the "Seller Obligations"), in accordance with the terms hereof. Seller Guarantor acknowledges and agrees that, with respect to all Seller Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Sellers. If Sellers shall default in the due and punctual performance of any Seller Obligation, including the full and timely payment of any amount due and payable pursuant to any Seller Obligation, Seller Guarantor will forthwith perform or cause to be performed such Seller Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

     SECTION 12.02. Guaranty Unconditional. The liabilities and obligations of Seller Guarantor pursuant to this Agreement are unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:




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

     (a) any acceleration, extension, renewal, settlement, compromise, waiver or release in respect of any Seller Obligation, by operation of law or otherwise;

     (b) the invalidity or unenforceability, in whole or in part, of this Agreement;

     (c) any modification or amendment of or supplement to this Agreement;

     (d) any change in the corporate existence, structure or ownership of either Seller or Seller Guarantor or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of them or their assets; or

     (e) any other act, omission to act, delay of any kind by any party hereto or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable discharge of the obligations of Seller Guarantor hereunder.

     SECTION 12.03. Waivers of the Seller Guarantor. Seller Guarantor hereby waives any right, whether legal or equitable, statutory or non-statutory, to require Buyer to proceed against or take any action against or pursue any remedy with respect to Sellers, or any other Person or make presentment or demand for performance or give any notice of nonperformance before Buyer may enforce its rights hereunder against Seller Guarantor.

     SECTION 12.04. Discharge Only upon Performance in Full; Restatement in Certain Circumstances. Seller Guarantor's obligations hereunder shall remain in full force and effect until the Seller Obligations shall have been performed in full. If at any time any performance by any Person of any Seller Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of Sellers or otherwise, Seller Guarantor's obligations hereunder with respect to such Seller Obligation shall be reinstated at such time as though such Seller Obligation had become due and had not been performed.

     SECTION 12.05. Subrogation. Upon performance by Seller Guarantor of any Seller Obligation, Seller Guarantor shall be subrogated Buyer against such Seller, with respect to such Seller Obligation; provided that Seller Guarantor shall not enforce any Seller Obligation by way of subrogation against Seller while any Seller Obligation is due and unperformed by such Seller.



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

                                   ARTICLE 13
                                   TERMINATION

     SECTION 13.01. Grounds for Termination. This Agreement may be terminated:

     (a) at any time by mutual written agreement of each party hereto;

     (b) by either Holdings or Buyer if the Closing shall not have been consummated on or before September 30, 1999; provided, however, that (i) if Buyer or Holdings determines that additional time is necessary in connection with satisfaction of the conditions set forth in Sections 10.01(c) or 10.02(b), the termination date may be extended for 60 calendar days by Buyer or Holdings from time to time by written notice to the other party up to a date not beyond January 31, 2000 and (ii) if Buyer delivers a written request pursuant to
Section 7.06 hereof on or after January 1, 2000, the termination date shall be extended until the date that is five business days after the date designated in such written request; provided, further, that the right to terminate this Agreement pursuant to this clause (b) shall not be available to any party that has wilfully breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the transactions contemplated hereby;

     (c) by either Holdings or Buyer if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

     (d) by either Holdings or Buyer, if there has been a material misrepresentation, breach of warranty or breach of covenant or other obligation hereunder on the part of Buyer (in the case of termination by Holdings) or Sellers or Seller Guarantor (in the case of termination by Buyer); or if any condition to such party's obligations hereunder becomes incapable of fulfillment through no fault of such party.

     The party desiring to terminate this Agreement shall give notice of such termination to the other party.

     SECTION 13.02. Effect of Termination. If this Agreement is terminated as permitted by Section 13.01, termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if



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such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party,
(ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach; and provided further that no party shall be liable for exemplary or punitive damages. The provisions of Sections 14.01, 14.03, 14.05, 14.06 and 14.07 shall survive any termination hereof pursuant to Section 13.01.



                                   ARTICLE 14
                                  MISCELLANEOUS

     SECTION 14.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to Buyer, to:

                  SBC Communications, Inc.
                  175 East Houston
                  San Antonio, Texas 78205
                  Attention: Senior Executive Vice President
                               and General Counsel
                               Fax: (210) 351-2298

                  with a copy to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Attention: Joseph B. Frumkin, Esq.
                  Fax: (212) 558-3588

         if to Seller or Seller Guarantor, to:


                  Comcast Corporation
                  1500 Market Street
                  Philadelphia, PA 19102
                  Attention: General Counsel
                  Fax: (215) 981-7794




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                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Attention: Dennis S. Hersch, Esq.
                  Fax:  (212) 450-4800

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     SECTION 14.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 14.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     SECTION 14.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

     SECTION 14.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.


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     SECTION 14.06. Jurisdiction. Except as otherwise expressly provided in this
Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States
District Court for the District of Delaware or any other Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.01 shall be deemed effective service of process on such party.

     SECTION 14.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 14.08. Counterparts; No Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 14.09. Table of Contents: Headings. The table of contents and section and other headings contained in this Agreement are for reference purposes only and are not intended to affect, describe, interpret, define or limit the meaning, scope, extent or intent of this Agreement.

     SECTION 14.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                              SBC COMMUNICATIONS INC.



                              By:
                                  Name:    James S. Kahan
                                  Title:   Senior Vice President-Corporate
                                           Development



                              COMCAST CELLULAR HOLDINGS
                              CORPORATION



                              By:
                                  Name:
                                  Title:



                              COMCAST FINANCIAL CORPORATION



                              By:
                                  Name:
                                  Title:



                              COMCAST CORPORATION



                              By:
                                  Name:
                                  Title:


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